CERTAIN INFORMATION, IDENTIFIED BY [*****], HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

Exhibit 10.11(o)

EXECUTION COPY

PURCHASE AGREEMENT

by and among

TSO-Fortiva Notes Holdco LP,

as an Investor,

TSO-Fortiva Notes Holdco LP,

as Agent,

PERIMETER FUNDING CORPORATION,
as Transferor,

ACCESS FINANCING, LLC,
as Servicer,

PERIMETER MASTER NOTE BUSINESS TRUST,

as Issuer

(Variable Funding Notes, Series 2018-Three, Class A-3, Class A-4 and Class A-5)

Dated as of November 16, 2018

Table of Contents

i

SCHEDULES AND EXHIBITS

EXHIBIT A	Increase Notice
EXHIBIT B	Tradenames of Transferor
EXHIBIT C	Permitted Transferee
EXHIBIT D	Senior Facility Requirements

SCHEDULE A	Definitions
SCHEDULE 4.1(x)	List of Beneficial Owners of Issuer
SCHEDULE 4.1(ee)	List of Affiliated Agreements
SCHEDULE 4.1(ff)	List of Deposit Accounts
SCHEDULE 4.2(y)	List of Investment Property

ii

This PURCHASE AGREEMENT, dated as of November 16, 2018 (as amended, supplemented or otherwise modified and in effect from time to time, this “Agreement”), is by and among TSO-FORTIVA NOTES HOLDCO LP, a Delaware limited partnership, as an investor (together with its successors and permitted assigns, the “Investors”), TSO-FORTIVA NOTES HOLDCO LP, as agent (together with its successors and permitted assigns, the “Agent”), PERIMETER FUNDING CORPORATION, a Nevada corporation, as transferor (together with its successors and permitted assigns in such capacity, the “Transferor”), ACCESS FINANCING, LLC, a Georgia corporation, as servicer (together with its successors and permitted assigns, the “Servicer”) and PERIMETER MASTER NOTE BUSINESS TRUST, a Nevada business trust, as issuer (the “Issuer”).

W I T N E S S E T H

WHEREAS, the Issuer intends to issue Class A-3 Notes, Class A-4 Notes, Class A-5 Notes and Class B Notes (the “Notes”); and

WHEREAS, on the terms and subject to the conditions specified in this Agreement, the Transfer and Servicing Agreement, the Indenture and the Indenture Supplement, the Transferor will cause the Issuer to issue the Class A-3 Notes, Class A-4 Notes and Class A-5 Notes (the “Offered Notes”) to the Investors on the Closing Date;

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1     Defined Terms. Capitalized terms used herein (including in the preamble and recitals hereof) and not defined herein are defined in, or incorporated by reference into, the Indenture, the Indenture Supplement or the Transfer and Servicing Agreement, as applicable. Additionally, the following terms shall have the following meanings for all purposes of this Agreement:

“Agent” is defined in the preamble.

“Agent Designee” is defined in Section 4.5(a).

“Aggregate Maximum Principal Amount” means Ninety Million Dollars ($90,000,000.00), as such amount may be reduced from time to time in accordance with the terms hereof or the Series 2017-One Purchase Agreement.

“Agreement” is defined in the preamble.

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. §§ 101 et seq., as amended.

“Board” is defined in Section 4.5(a).

“Class A-3 Maximum Principal Amount” means, on any date, an amount not to exceed the product of (i) (a) if the Senior Advance Rate is less than 70%, the percentage equivalent of a fraction (A) the numerator of which is equal to 70% minus the Senior Advance Rate and (B) the denominator of which is equal to 90% minus the Senior Advance Rate or (b) if the Senior Advance Rate is greater than or equal to 70%, 0 times (ii) the Maximum Principal Amount on such date, as such amount may be reduced from time to time in accordance with Section 2.2(d).

“Class A-3 Note Rate” is defined in Schedule A attached hereto and made a part hereof.

“Class A-3 Notes” means the Variable Funding Notes, Series 2018-Three, Class A-3, issued by the Issuer on the Closing Date.

“Class A-4 Maximum Principal Amount” means, on any date, an amount not to exceed the product of (i) 50% times (ii) an amount equal to (a) the Maximum Principal Amount on such date minus (b) the Class A-3 Maximum Principal Amount on such date.

“Class A-4 Note Rate” is defined in Schedule A attached hereto and made a part hereof.

“Class A-4 Notes” means the Variable Funding Notes, Series 2018-Three, Class A-4, issued by the Issuer on the Closing Date.

“Class A-5 Maximum Principal Amount” means, on any date, an amount not to exceed (a) the Maximum Principal Amount on such date minus (b) the sum of the Class A-3 Maximum Principal Amount and the Class A-4 Maximum Principal Amount, in each case on such date.

“Class A-5 Note Rate” is defined in Schedule A attached hereto and made a part hereof.

“Class A-5 Notes” means the Variable Funding Notes, Series 2018-Three, Class A-5, issued by the Issuer on the Closing Date.

“Closing Date” means November 16, 2018.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Percentage” means, for each Investor and for each Class, the percentage set forth immediately below such Investor’s name on the signature pages of this Agreement or in any assignment to an Investor in accordance with the provisions set forth herein; provided, however, that the aggregate Commitment Percentage with respect to all of the Investors shall at all times equal 100%.

“Debtor Relief Laws” means (i) the Bankruptcy Code and (ii) all other applicable liquidation, conservatorship, bankruptcy, moratorium, arrangement, receivership, insolvency, reorganization, suspension of payments, adjustment of debt, marshalling of assets or similar debtor relief laws of the United States, any state or any foreign country from time to time in effect affecting the rights of creditors generally.

“ERISA” means The Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Excepted Persons” is defined in Section 6.9.

“Excluded Liabilities” is defined in Section 5.1.

“Excluded Taxes” means, with respect to any Indemnified Party, (i) any tax (including any franchise tax) imposed on or measured by the gross or net income (however denominated), branch profits, gross or net receipts, capital, net worth or similar items (including any interests, penalties or additions with respect thereto) of such Indemnified Party by the United States or by the jurisdiction or political subdivision or taxing authority thereof in which such Indemnified Party’s principal office or lending offices are located or are resident, managed or controlled, in which such Indemnified Party or lending office is incorporated or organized or otherwise doing business, or for which there is a present or former connection between such jurisdiction, political subdivision or taxing authority thereof and such Indemnified Party (excluding any connection arising solely out of the execution, delivery or enforcement of the Transaction Documents), (ii) in the case of the United States or any state thereof (including the District of Columbia), any taxes imposed by the United States or such state by means of withholding at the source unless such withholding results from a change in applicable law after the date such Indemnified Party becomes entitled to the benefits of any of the Transaction Documents with respect to the Class A-3 Note Principal Balance, Class A-4 Note Principal Balance or Class A-5 Note Principal Balance, as applicable, or portion thereof affected by such change (provided that taxes withheld pursuant to Section 1446 of the Code shall be Excluded Taxes in any event), (iii) any taxes to which an Indemnified Party is subject (to the extent of the tax rate then in effect) on the date this Agreement is executed or to which an Indemnified Party would be subject on such date if a payment hereunder had been received by such Person on such date, and with respect to any Indemnified Party that becomes a party hereto after the date hereof, any taxes to which such Indemnified Party is subject on the date it becomes a party hereto (other than in each case taxes for which each of the other Indemnified Parties is entitled to reimbursement pursuant to the terms of this Agreement), (iv) taxes to which the Indemnified Party becomes subject subsequent to the date referred to in clause (iii) above as a result of a change in residence, place of incorporation, or principal place of business of such Indemnified Party, a change in the branch or lending office of such Indemnified Party participating in the transactions specified herein or other similar circumstances or as a result of the recognition by an Indemnified Party of gain on the sale, assignment or participation by such Indemnified Party of any interest to which it is entitled hereunder or under the other Transaction Documents, (v) taxes attributable to such Indemnified Party’s failure to comply with Section 5.2(b) of this Agreement and (vi) any U.S. federal withholding taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as in effect on the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official governmental interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FICO Score” shall mean, for each Obligor, the credit bureau-based industry standard score created by Fair Isaac Co. of such Obligor obtained from Equifax, Inc., Experian Information Solutions, Inc., TransUnion, LLC or Fair Isaac Corporation at the time of origination of the related Account.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such accounting profession, in effect from time to time.

“Holdings” means Atlanticus Holdings Corporation, a Georgia corporation.

“Increase Date” means a date upon which a Note Principal Balance Increase occurs.

“Increase Notice” is defined in Section 2.2(b).

“Indemnified Amounts” is defined in Section 5.1.

“Indemnified Parties” is defined in Section 5.1.

“Indenture” means the Master Indenture, dated as of February 8, 2017, by and among the Issuer, the Servicer and the Indenture Trustee, as the same may from time to time be amended, supplemented or otherwise modified in accordance with its terms and in effect.

“Indenture Supplement” means the Series 2018-Three Indenture Supplement, dated as of November 16, 2018, to the Master Indenture, by and among the Issuer, the Servicer and the Indenture Trustee, as the same may from time to time be amended, supplemented or otherwise modified in accordance with its terms and in effect.

“Indenture Trustee” means U.S. Bank National Association, as indenture trustee, and its successors and permitted assigns in such capacity.

“Insolvency Event” means, with respect to a specified Person, (a) the commencement of an involuntary proceeding in a court having jurisdiction in the premises in respect of such Person or any substantial part of its property under any applicable Debtor Relief Law now or hereafter in effect, or the commencement of a proceeding for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator or similar official for such Person or for any substantial part of its property, or for the winding-up or liquidation of such Person’s affairs, and any such proceeding shall remain undismissed for a period of sixty (60) consecutive days; or (b) the commencement by such Person of a voluntary case under any applicable Debtor Relief Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or such Person shall otherwise be dissolved or liquidated, or the taking of action by such Person in furtherance of any of the foregoing.

“Institutional Parties” is defined in Section 4.5(d).

“Investors” is defined in the preamble.

“Issuer” is defined in the preamble.

“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority.

“Maximum Principal Amount” means, on any date, an amount equal to (i) the Aggregate Maximum Principal Amount on such date (after giving effect to any decreases on such date) minus (ii) the Class A Note Principal Balance (as such term is defined in the Series 2017-One Supplement), as of such date (after giving effect to any increases or decreases on such date).

“1940 Act” means The Investment Company Act of 1940, as amended.

“Note Principal Balance” is defined in the Indenture Supplement.

“Note Principal Balance Increase” is defined in the Indenture Supplement.

“Notes” is defined in the recitals.

“NYC Debt Collector’s Law” means Title 20, subchapter 30, of the New York City Administrative Code (N.Y. ADC. LAW §§20-488 to -494), as may be amended or otherwise modified from time to time.

“Offered Notes” is defined in the recitals.

“Owner Trustee” means Wilmington Trust, National Association, as owner trustee of the Issuer, and its successors and permitted assigns in such capacity.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56 (signed into law October 26, 2001), as amended.

“payor” is defined in Section 5.2(a).

“Permitted Transferee” means (a) any investment fund managed by TowerBrook Capital Partners L.P. identified on Exhibit C attached hereto and any entity directly or indirectly controlled by any one or more of such investment funds, and (b) each other Person who has been consented to as a potential transferee by the Transferor (which consent shall not be unreasonably withheld or delayed), in each case under (a) or (b) other than (i) a member of an expanded group (as defined in Treasury Regulation section 1.385-1(c)(4) or any successor regulation then in effect) that includes the Transferor or the Issuer (or an entity which for U.S. federal income tax purposes is considered the same Person as the Transferor or the Issuer) other than a member of a consolidated group (as defined in Treasury Regulation section 1.1502-1(h)) that includes the Transferor or the Issuer (or an entity which for U.S. federal income tax purposes is considered the same Person as the Transferor or the Issuer), (ii) a “controlled partnership” (as defined in Treasury Regulation section 1.385-1(c)(1) or any successor regulation then in effect) of such expanded group or (iii) a disregarded entity owned directly or indirectly by a Person described in preceding clause (i) or (ii).

“Plan” means an “employee benefit plan” as defined in Section 3(3) of ERISA.

“Program Management Agreement” means the Program Management Agreement dated as of April 1, 2017 between The Bank of Missouri (as successor in interest to Mid America Bank and Trust Company) and Atlanticus Services Corporation, as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Proprietary Information” means (a) confidential or proprietary information relating to pricing or compensation paid by the Servicer to any third parties with whom the Servicer has a contractual relationship that directly relates to the Receivables and the performance by the Servicer or such third parties of their obligations under such agreements; (b) data on an account-by-account basis, modeling results or projections, account management strategies; and (c) other similar information that the Servicer reasonably regards as proprietary to its business; provided, however, that Proprietary Information shall not include (i) monthly reports containing complete and accurate data classified according to the data fields and other categories as set forth in Exhibit C to the Indenture Supplement and (ii) the tax treatment and tax structure of the transactions contemplated herein.

“Receivable Sales Agreement” means the Amended and Restated Receivable Sales Agreement dated as of April 1, 2017 between The Bank of Missouri (as successor in interest to Mid America Bank and Trust Company) and the Seller, as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

“recipient” is defined in Section 5.2(a).

“Reportable Event” is defined in Title IV of ERISA.

“Requirements of Law” means, with respect to any Person, the certificate of incorporation or articles of association and by-laws or other organizational or governing documents of such Person, and any Law applicable to or binding upon such Person or to which such Person is subject.

“Seller” means Fortiva Funding, LLC, a Georgia limited liability company, and its successors and permitted assigns.

“Senior Advance Rate” means as of any date of determination, the greater of (i) the effective advance rate as of the initial Increase Date (as defined in the Series 2018-Two Purchase Agreement) and (ii) the effective advance rate for the Series 2018-Two Notes as of such date. .

“Series 2017-One Closing Date” shall mean February 8, 2017.

“Series 2017-One Purchase Agreement” means the Purchase Agreement dated as of February 8, 2017 by and among TSO-Fortiva Notes Holdco LP, TSO-Fortiva Certificate Holdco LP, the Transferor, the Servicer and the Issuer, as amended, restated or otherwise modified from time to time in accordance with its terms.

“Series 2017-One Supplement” means the Amended and Restated Series 2017-One Supplement, dated as of June 11, 2018, to the Master Indenture, by and among the Issuer, the Servicer and the Indenture Trustee, as the same may from time to time be amended, supplemented or otherwise modified in accordance with its terms and in effect.

“Series 2018-One Purchase Agreement” means the Class A Note Purchase Agreement dated as of June 11, 2018 by and among the purchasers parties thereto, Credit Suisse AG, New York Branch, as administrative agent, the Transferor, the Servicer, the Issuer and the Seller, as amended, restated or otherwise modified from time to time in accordance with its terms.

“Series 2018-Two Purchase Agreement” means the Class A Note Purchase Agreement dated as of November 16, 2018 by and among the purchasers parties thereto, JPMorgan Chase Bank, National Association, as administrative agent, the Transferor, the Servicer and the Issuer, as amended, restated or otherwise modified from time to time in accordance with its terms.

“Servicer” is defined in the preamble.

“Solvent” means, as to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code, (b) the present fair salable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person believes it is able to realize upon its property and pay its debts and other liabilities as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Stapled Transfer” is defined in Section 6.8.

“Support Letter” means the Support Letter, dated as of November 16, 2018, executed by Holdings in favor of the Agent, as the same may from time to time be amended, supplemented or otherwise modified in accordance with its terms and in effect.

“Target Proceeds Amount” is defined in Schedule A attached hereto and incorporated herein.

“Taxes” is defined in Section 5.2(a).

“TCP” is defined in Section 4.5(c).

“Termination Date” is defined in Section 6.1.

“Transaction Documents” means, collectively, this Agreement, the Offered Notes, the Indenture, the Indenture Supplement, the Transfer and Servicing Agreement, the Trust Agreement, the Administration Agreement, the Class B Note Purchase Agreement, the Support Letter, the Receivables Purchase Agreement and all other agreements heretofore or hereafter executed or delivered to the Agent and/or the Investors in connection with any of the foregoing or the Offered Notes, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.

“Transfer and Servicing Agreement” means the Transfer and Servicing Agreement, dated as of February 8, 2017, by and among the Transferor, the Issuer, the Servicer and the Indenture Trustee, as the same may from time to time be amended, supplemented or otherwise modified in accordance with its terms and in effect.

“Transferor” is defined in the preamble.

“Trust Account” means any bank, trust or other depository account of the Issuer, in each case together with all sub-accounts thereof and all separate accounts ledgered as sub-accounts thereof.

“UCC” means the applicable Uniform Commercial Code.

SECTION 1.2     Other Terms. All terms defined directly or by incorporation herein shall have the defined meanings when used in any certificate or other document delivered pursuant thereto unless otherwise defined therein. For purposes of this Agreement and all such certificates and other documents, unless the context otherwise requires: (a) accounting terms not otherwise defined herein, and accounting terms partly defined herein to the extent not defined, shall have the respective meanings given to them under, and shall be construed in accordance with, GAAP; (b) terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9; (c) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (d) the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of this Agreement (or such certificate or document); (e) references to any Section, Schedule or Exhibit are references to Sections, Schedules and Exhibits in or to this Agreement (or the certificate or other document in which the reference is made) and references to any paragraph, Section, clause or other subdivision within any Section or definition refer to such paragraph, Section, clause or other subdivision of such Section or definition; (f) the term “including” means “including without limitation”; (g) references to any Law refer to that Law as amended from time to time and include any successor Law; (h) references to any agreement refer to that agreement as from time to time amended or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (i) references to any Person include that Person’s successors and permitted assigns; and (j) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

SECTION 1.3     Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each means “to but excluding”, and the word “within” means “from and excluding a specified date and to and including a later specified date”.

ARTICLE II

PURCHASE AND SALE

SECTION 2.1     Purchase and Sale of the Offered Notes . (a) The closing of the purchase and sale of the Offered Notes shall take place on the Closing Date.

(a)     On the Closing Date, the Transferor agrees to cause the Issuer to issue to the Investors, in the name of the Agent, the Offered Notes.

(b)     On the Closing Date, the Transferor will cause the Class A-3 Notes, Class A-4 Notes and Class A-5 Notes, each dated the Closing Date, to be delivered to the Agent, registered in the name of the applicable Investors, on behalf of the Investors, having a maximum principal amount up to the Class A-3 Maximum Principal Amount, Class A-4 Maximum Principal Amount and Class A-5 Maximum Principal Amount, respectively, duly authenticated in accordance with the provisions of the Indenture.

(c)     On the terms and subject to the conditions specified in this Agreement and the Indenture Supplement, the Investors, from time to time during the period from the Closing Date to the last day of the Revolving Period, shall acquire Note Principal Balance Increases by providing funds to the Transferor, on behalf of the Issuer.

SECTION 2.2     Purchases of Note Principal Balance Increases. (a) On the terms and subject to the conditions hereof, including Article III, in consideration for the sale of the Offered Notes by the Transferor to the Investors hereunder from time to time during the Revolving Period, on request of the Transferor on behalf of the Issuer in accordance with Section 2.2(b), the Investors shall pay to the Issuer an amount equal in each instance to the lesser of (i) the amount requested by the Issuer, (ii) the largest amount that will not cause the Class A Note Principal Balance to exceed the Maximum Principal Amount and (iii) the largest amount for each Class of Offered Notes that will not cause the Class A-3 Note Principal Balance, the Class A-4 Note Principal Balance or the Class A-5 Note Principal Balance to exceed the Class A-3 Maximum Principal Amount, Class A-4 Maximum Principal Amount or Class A-5 Maximum Principal Amount, respectively, at such time.

(a)     The purchase of each Note Principal Balance Increase shall be made pursuant to the terms of an increase notice (the “Increase Notice”) in a form substantially similar to that attached hereto as Exhibit A, delivered by the Transferor, on behalf of the Issuer, to the Agent not later than 2:00 p.m. (New York City time) on a Business Day which is not later than ten (10) Business Days prior to the proposed Increase Date. Each such notice shall specify (i) the aggregate amount of the Note Principal Balance Increase with regard to the Class A-3 Notes, Class A-4 Notes and/or Class A-5 Notes, as applicable, which amount must (A) satisfy the applicable minimum requirement set forth below and (B) be allocated on a pro rata basis among the Notes which are available to be increased as of such date, and (ii) the proposed Increase Date. Any such notice, once given, shall be irrevocable. The Issuer shall deliver no more than two such notices to the Agent in any calendar month, and each amount specified in any such notice must be in an aggregate amount of not less than $1,000,000. On the date of purchase of the Note Principal Balance Increase, each Investor shall, upon satisfaction of the applicable conditions set forth in Article III, make available to the Transferor, on behalf of the Issuer, in same day funds, at such bank or other location reasonably designated by the Transferor, on behalf of the Issuer, in its Increase Notice given pursuant to this Section 2.2(b), an amount equal to its Commitment Percentage of the Note Principal Balance Increase.

(b)     The Issuer may prepay all or any portion of the Note Principal Balance at any time upon three (3) Business Days notice to the Agent. Any such repayment amount shall be applied as follows:

(i)     first, to the extent available, an amount equal to the Class A-3 Note Principal shall be applied to repay the Class A-3 Note Principal Balance;

(ii)     second, once the Class A-3 Note Principal Balance has been reduced to zero, to the extent available, an amount equal to the Class A-4 Note Principal shall be applied to repay the Class A-4 Note Principal Balance; and

(iii)     third, once the Class A-4 Note Principal Balance has been reduced to zero, to the extent available, an amount equal to the Class A-5 Note Principal shall be applied to repay the Class A-5 Note Principal Balance.

(c)      When any portion of the Note Principal Balance has been repaid on the Class A-3 Notes, the Class A-3 Maximum Principal Amount shall automatically be reduced by such amount. Notwithstanding any provision to the contrary herein or in any other Transaction Document, when the Class A-3 Note Principal Balance has been reduced to zero, the Class A-3 Maximum Principal Amount shall automatically be reduced to zero. In the event that the Senior Advance Rate increases, (i) the Class A-3 Maximum Principal Amount shall automatically be reduced in accordance with the definition thereof and (ii) the Class A-3 Note Principal Balance shall be reduced and each of the Class A-4 Note Principal Balance and the Class A-5 Note Principal Balance shall be increased automatically to reflect a pro rata distribution of the Class A Note Principal Balance in accordance with the relative amounts of the Class A-3 Maximum Principal Amount, the Class A-4 Maximum Principal Amount and the Class A-5 Maximum Principal Amount.

(d)     In the event the Issuer prepays all or a portion of the Class A Note Principal Balance other than (i) with proceeds of a Senior Facility, or (ii) in accordance with Sections 4.01(b), 4.05(a)(xiv) or 4.05(b)(ii) of the Indenture Supplement, the Maximum Principal Amount shall automatically be reduced in part or in whole by the amount of such prepayment. Each such reduction shall be irrevocable.

(e)     To the extent that there is a Net Eligible Receivables Balance Deficiency (subject to Transferor’s ability to transfer additional Eligible Receivables to the Issuer to cure such deficiency) as evidenced by any report delivered to Agent pursuant to Section 4.3(a)(iii) hereof or any information requested by Agent pursuant to Section 4.3(a)(vi) hereof, or as otherwise known to Issuer or Transferor at any time, the Issuer shall repay the amount of such Net Eligible Receivables Balance Deficiency on the next Distribution Date.

SECTION 2.3     Note Interest, Additional Interest, Fees and Other Costs and Expenses. (a) The Issuer shall pay, as and when due in accordance with the Indenture Supplement and this Agreement, the Class A-3 Monthly Interest, the Class A-4 Monthly Interest, the Class A-5 Monthly Interest, the Class A-3 Additional Interest, the Class A-4 Additional Interest, the Class A-5 Additional Interest and all amounts payable by it pursuant to Section 2.3(c) below and Article V, if any.

(a)     In the event that the Issuer repays all or any portion of the Note Principal Balance on or before February 8, 2020, other than (i) with proceeds of a Senior Facility or (ii) pursuant to Sections 4.01(b), 4.05(a)(xiv) or 4.05(b)(ii) of the Indenture Supplement, the Issuer shall pay to the Agent on behalf of the Investors an amount equal to the Target Proceeds Amount in accordance with the Indenture Supplement.

(b)     Transferor shall reimburse the Agent for all out-of-pocket costs and expenses incurred by the Agent and its Affiliates on behalf of the Investors in connection with the routine administration of this Agreement and the other Transaction Documents, including, without limitation, legal expenses and reasonable attorneys’ fees; provided, that Transferor’s reimbursement obligation for such costs and expenses shall not exceed Twenty-Five Thousand and No/100 Dollar ($25,000.00) per annum in the aggregate when combined with the amounts due and payable by the Issuer or the Transferor, as applicable, pursuant to Section 4.2(d) and pursuant to the Series 2017-One Purchase Agreement.

(c)     The Class A Notes shall be due and payable in full on the Commitment Termination Date.

SECTION 2.4     Payments and Computations, Etc. All amounts to be paid or deposited by the Transferor or the Servicer hereunder shall be paid or deposited in accordance with the terms hereof no later than 3:00 p.m. (New York City time) on the day when due in same day funds; if such amounts are payable to the Investors they shall be paid or deposited in the account indicated under the heading “Payment Information” in Section 6.3, until otherwise notified by the Agent. All computations of per annum fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed. Any computations by the Investors of amounts payable under Article V shall be supported by a certificate prepared in good faith setting forth the basis and the calculation of the amount (in reasonable detail) of each request by the Investors, shall be binding upon the Issuer and the Transferor absent manifest error, and the Investors shall deliver a copy thereof to the Transferor and the Servicer. Nothing in this Section 2.4 shall be deemed to require the Issuer or the Transferor to pay any amount to the Investors to the extent the Investors have been compensated therefor under another provision of this Agreement or to the extent such amount is already reflected in the computations of Class A-3 Additional Interest, Class A-4 Additional Interest, Class A-5 Additional Interest or any other fees hereunder.

ARTICLE III
CONDITIONS PRECEDENT

SECTION 3.1     Conditions Precedent on the Closing Date. This Agreement shall become effective on the Closing Date upon the satisfaction of the following conditions:

(a)     the Agent shall have received the items listed below:

(i)     A copy of this Agreement duly executed by the Transferor, the Issuer and the Servicer;

(ii)     Officer’s Certificates of each of the Seller, the Transferor, the Issuer, Holdings and the Servicer, each dated the date of this Agreement, certifying (1) the names and true signatures of the incumbent officers of such Person authorized to sign this Agreement (if such Person is a party hereto) and the other documents to be delivered by it hereunder (on which certificate the Agent and the Investors may conclusively rely until such time as the Agent and the Investors shall receive from the Seller, the Transferor, the Issuer, Holdings or the Servicer, as the case may be, a revised certificate meeting the requirements of this paragraph (b)(ii)), (2) that the copy of the certificate of incorporation or formation, as applicable, and limited liability company agreement or by-laws, as applicable, of each of the Seller, the Transferor, Holdings and the Servicer and the Nevada certificate of trust and the Trust Agreement, in the case of the Issuer, attached thereto is a complete and correct copy and such document has not been amended, modified or supplemented and is in full force and effect, and (iii) to the extent applicable, the resolutions of such Person’s board of directors approving and authorizing the execution, delivery and performance by such Person of the Transaction Documents to which such Person is a party and the documents related thereto;

(iii)     A good standing certificate for the Seller issued by the Secretary of State of Georgia, a good standing certificate for the Transferor issued by the Secretary of State of Nevada, a good standing certificate for the Issuer issued by the Secretary of State of Nevada, a good standing certificate for the Servicer issued by the Secretary of State of Georgia, and a good standing certificate for Holdings issued by the Secretary of State of Georgia;

(iv)     Acknowledgment copies of proper financing statements (Form UCC-1) naming (i) the Account Owner as the debtor with respect to the Receivables and such other related property, and the Seller as secured party, (ii) the Seller as the debtor with respect to the Receivables and such other related property, and the Transferor as secured party, (iii) the Transferor as the debtor with respect to the Receivables and such other related property, and the Issuer as the secured party and (iv) the Issuer as the debtor with respect to the Receivables and such other related property, and the Indenture Trustee, as the secured party, or other similar instruments or documents as may be necessary or in the reasonable opinion of the Agent desirable under the UCC of all appropriate jurisdictions or any comparable law to evidence the perfection of the Indenture Trustee’s interest in the Receivables and such other related property;

(v)     Acknowledgment copies of proper financing statements, if any, necessary to release and terminate all security interests and other rights of any Person in the property transferred to the Issuer;

(vi)     Certified copies of request for information or copies (Form UCC-11) (or a similar search report certified by parties reasonably acceptable to the Agent) dated a date reasonably prior to the Closing Date listing all effective financing statements which name the Issuer, the Account Owner, the Seller and the Transferor (under its present name and any previous names) as debtor and which are filed with respect to the Issuer, the Account Owner, the Seller and the Transferor, together with copies of such financing statements, and such search report shall show no Liens on the Trust Estate (other than Permitted Liens);

(vii)     An executed copy of the Indenture, the Indenture Supplement, the Support Letter and an executed or a certified copy of each of the other Transaction Documents executed by the Seller, the Issuer, the Transferor and the Servicer;

(viii)     The Offered Notes duly executed by the Issuer and duly authenticated by the Indenture Trustee and issued in the name of the Agent on behalf of the Investors pursuant to the Indenture Supplement; and

(ix)     (A) Opinion of Rosalind Drakeford, Assistant General Counsel for Atlanticus, Seller and Holdings, relating to certain corporate matters;

(B)     Opinion of Fennemore Craig P.C., special Nevada Counsel to the Transferor and the Issuer, relating to due authorization and the conveyance of Receivables;

(C)     Opinion of Orrick, Herrington & Sutcliffe LLP (“Orrick”), special New York counsel to the Servicer, the Transferor and the Issuer, with respect to the enforceability of certain agreements;

(D)     Opinion of Chapman and Cutler, counsel to the Indenture Trustee, regarding organization, authority, due execution, enforceability, certain other corporate matters with respect to the Indenture Trustee;

(E)     Opinion of Richards Layton and Finger, counsel to the Owner Trustee, regarding certain corporate matters;

(F)     Opinion of Orrick with respect to creation of security interest granted by the Issuer to the Indenture Trustee for the benefit of the Noteholders under the Indenture;

(G)     Opinion of Burr & Forman LLP, regarding perfection of security interest granted by the Seller to the Transferor;

(H)     Opinion of Orrick regarding true sale of receivables by the Seller to the Transferor under the Receivables Purchase Agreement;

(I)     Opinion of Orrick regarding substantive consolidation;

(J)     Opinion of Orrick to the effect that, for U.S. federal income tax purposes, the Issuer will not be treated as an association or publicly traded partnership taxable as a corporation; and

(K)     Opinion of Orrick regarding certain receivership matters in connection with the transfer of Receivables to the Seller from The Bank of Missouri.

SECTION 3.2     Conditions Precedent on each Increase Date. On any Increase Date, each Investor shall purchase and pay for the initial Note Principal Balance Increase, in the case of the Initial Funding Date, or any Note Principal Balance Increases, in the case of any Increase Date, provided that each of the following conditions have been satisfied or waived.

(a)     Not less than ten (10) Business Days prior to the proposed Increase Date, the Agent shall have received a duly completed Increase Notice.

(b)     On the Increase Date, the following statements shall be true and the Transferor, the Issuer and the Servicer shall be deemed to have certified, each as to itself only and not as to any other, that:

(i)     Its representations and warranties contained in Section 4.1 and each other Transaction Document are true and correct on and as of such day as though made on and as of such date;

(ii)     With respect to the Issuer, no event has occurred and is continuing, or would result from such Transaction which constitutes an Early Redemption Event;

(iii)     On and as of such day, after giving effect to such purchase of the Note Principal Balance Increase, the Class A-3 Note Principal Balance, Class A-4 Note Principal Balance and Class A-5 Note Principal Balance will not exceed the Class A-3 Maximum Principal Amount, Class A-4 Maximum Principal Amount and Class A-5 Maximum Principal Amount, respectively;

(iv)     On and as of such day, it has performed all of the agreements contained in this Agreement and each other Transaction Document to which it is a party to be performed by such person at or prior to such day and to the extent each is a party thereto;

(v)     No Law shall prohibit, and no order, judgment or decree of any federal, state or local court or governmental body, agency or instrumentality shall prohibit or enjoin, the paying of such Note Principal Balance Increase by the Investors in accordance with the provisions hereof;

(vi)     With respect to the Issuer, no Class A-3 Monthly Interest, Class A-4 Monthly Interest, Class A-5 Monthly Interest, Class A-3 Additional Interest, Class A-4 Additional Interest, Class A-5 Additional Interest, other fees and costs due and payable to the Investors pursuant to this Agreement and the other Transaction Documents or any unreimbursed Reduction Amounts shall be outstanding as of such Increase Date;

(vii)     The Revolving Period is in effect;

(viii)     No suit, action or other proceeding, investigation or injunction, or final judgment relating thereto, shall be pending or, to its knowledge, threatened before any court or governmental agency, seeking to restrain or prohibit or to obtain damages or other relief in connection with any of the Transaction Documents, the Receivable Sales Agreement, the Program Management Agreement or the consummation of the transactions contemplated thereby;

(ix)     The Credit Card Guidelines shall not have been amended or otherwise modified in a manner that could reasonably be expected to have a Material Adverse Effect on the Issuer or the Receivables;

(x)     Both before and immediately following such purchase, (a) the Class B Note Principal Balance shall be no less than 5% of the sum of (i) the Note Principal Balance and (ii) the outstanding principal balance of the Series 2018-Two Notes; and (b) the Series Adjusted Subordinated Transferor Amount shall be no less than Series Required Transferor Amount;

(xi)     Both before and immediately following such purchase, the aggregate unpaid principal balance of all Series of Notes issued under the Indenture or any Indenture Supplement shall not exceed the Net Eligible Receivables Balance as of such date;

(xii)     All conditions precedent to a “Note Principal Balance Increase” under Series 2017-One set forth in the Series 2017-One Purchase Agreement have been satisfied or waived; and

(xiii)     With respect to the Initial Funding Date, certificates of the chief financial officer (or, in the absence of a chief financial officer, the chief executive officer) of the Transferor, in his or her capacity as such and not in his or her individual capacity, in form and substance satisfactory to the Agent in its sole discretion (each, a “Solvency Certificate”) certifying that the Transferor and the Issuer will be Solvent following the consummation on the Initial Funding Date of the transactions contemplated by this Agreement, the Indenture, the Indenture Supplement and the other Transaction Documents to which it is a party, including the transfer by the Transferor to the Issuer of the Transferred Assets.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.1     Representations and Warranties of the Issuer, the Transferor and the Servicer. As of the Closing Date and as of any Increase Date, each of the Transferor, the Issuer and the Servicer, as to itself only and not as to any other, represents and warrants to the Agent, the Investors, that all representations and warranties made by it in this Section 4.1, with respect to itself, are true and correct as of such day as though made on and as of such day:

(a)     Organization and Good Standing. The Transferor is a corporation duly organized and validly existing in good standing under the laws of the State of Nevada. The Servicer is a corporation duly organized and validly existing in good standing under the laws of the State of Georgia. Each of the Transferor and the Servicer has full corporate power, authority and legal right to execute, deliver and perform its obligations under this Agreement and any other Transaction Documents to which it is a party. The Issuer is a business trust duly organized and validly existing in good standing under the laws of the State of Nevada and has full power, authority and legal right to (i) execute, deliver and perform its obligations under this Agreement and any other Transaction Documents to which it is a party, (ii) own its properties and assets (including, without limitation, the Trust Estate) and carry on its business as now being conducted and as contemplated in the Transaction Documents, (iii) consummate the transactions contemplated under the Transaction Documents to which it is a party and (iv) grant the Liens with regard to the Trust Estate pursuant to the Transaction Documents to which it is a party.

(b)     Due Qualification. Each of the Issuer, the Transferor and the Servicer, as applicable, is duly qualified to do business and is in good standing as a business trust or a corporation, as applicable, and has obtained all necessary licenses and approvals with respect thereto, in each jurisdiction in which failure to so qualify or to obtain such licenses and approvals would have a Material Adverse Effect on the Issuer, the Transferor or the Servicer, as applicable.

(c)     Due Authorization. The execution and delivery by the Issuer, the Transferor and the Servicer, as applicable, of this Agreement and the other Transaction Documents to which it is a party, and the consummation by the Issuer, the Transferor and the Servicer, as applicable, of the transactions provided for in this Agreement and the other Transaction Documents to which it is a party have been duly authorized by the Issuer, the Transferor and the Servicer, as applicable, by all necessary action on the part of the Issuer, the Transferor and the Servicer, as the case may be.

(d)     No Violation. The execution and delivery by it of this Agreement and the other Transaction Documents to which it is a party, the performance by it of the transactions contemplated hereby and thereby and the fulfillment of the terms hereof and thereof applicable to the Issuer, the Transferor or the Servicer, as the case may be, will not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, or an event, fact, condition or circumstance which, with notice or passage of time, or both, would constitute or result in a conflict, breach or default under, any Requirements of Law applicable to the Issuer, the Transferor or the Servicer, as applicable, the Nevada certificate of trust or the Trust Agreement of the Issuer or any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Issuer, the Transferor or the Servicer, as applicable, is a party or by which it or any of its respective property is bound.

(e)     Binding Obligation. This Agreement and the other Transaction Documents to which it is a party constitute legal, valid and binding obligations of the Issuer, the Transferor and the Servicer, as applicable, enforceable against such party in accordance with their respective terms, except as enforceability may be limited by applicable Debtor Relief Laws or other similar laws now or hereafter in effect, affecting the enforcement of the rights of creditors generally and except as such enforceability may be limited by general principles of equity (whether considered in a proceeding at law or in equity).

(f)     No Proceedings. There are no proceedings or investigations pending or, to the knowledge of the Issuer, the Transferor or the Servicer, as applicable, threatened, against the Issuer, the Transferor or the Servicer, as applicable, nor, to the knowledge of the Issuer, the Transferor or the Servicer, are there any proceedings or investigations pending or threatened against the Account Owner, before any court, regulatory body, administrative agency, or other tribunal or governmental instrumentality (i) asserting the invalidity of this Agreement or the other Transaction Documents to which it is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or the other Transaction Documents to which it is a party, (iii) seeking any determination or ruling that, in the reasonable judgment of the Issuer, the Transferor or the Servicer, as applicable, would materially and adversely affect the performance by the Issuer, the Transferor or the Servicer, as applicable, of its obligations under this Agreement or the other Transaction Documents to which it is a party, (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement or the other Transaction Documents to which it is a party, (v) seeking any determination or ruling that, if adversely determined, would materially and adversely affect the condition (financial or otherwise), business, properties or operations of the Issuer, the Transferor or the Servicer, as applicable. None of the Issuer, the Transferor or the Servicer or, to the knowledge of the Issuer, the Transferor or the Servicer, the Account Owner, is party or subject to any order, writ, injunction, judgment or decree of any Governmental Authority, nor is there any action, suit, proceeding, inquiry or investigation by any Governmental Authority, in either case, that could reasonably be expected to prevent or materially delay the consummation by the Issuer, the Transferor, the Servicer or the Account Owner of the transactions contemplated herein and in the Transaction Documents. None of the Issuer, the Transferor or the Servicer or, to the knowledge of the Issuer, the Transferor or the Servicer, the Account Owner, has any existing accrued and/or unpaid penalties, fines or sanctions imposed by and owing to any Governmental Authority or any other governmental payee, and in the case of the Servicer only, which is not currently being contested in good faith by appropriate proceedings and against which adequate reserves have been established in accordance with GAAP consistently applied.

(g)     All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or of any Governmental Authority required to be obtained by the Transferor, the Issuer and the Servicer, as applicable, on or prior to the date hereof in connection with the execution and delivery by the Transferor, the Issuer and the Servicer, as applicable, of this Agreement and the other Transaction Documents to which it is a party, the performance by the Transferor, the Issuer and the Servicer, as applicable, of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment by the Transferor, the Issuer and the Servicer of the terms hereof and thereof applicable to the Transferor, the Issuer or the Servicer, as applicable, have been obtained and are in full force and effect.

(h)     Solvency: Transferor. Each of the Transferor and the Issuer will be Solvent following the consummation on each Increase Date of the transactions contemplated by this Agreement, the Indenture, the Indenture Supplement and the other Transaction Documents to which it is a party, including the transfer by the Transferor to the Issuer of the Transferred Assets. The transfers of the Receivables to the Issuer for the benefit of the Noteholders are not being made by the Transferor with actual intent to hinder, delay or defraud itself or its creditors.

(i)     Taxes. The Transferor and the Issuer have filed or caused to be filed all Tax returns (federal, state and local) required to be filed. The Transferor and the Issuer have paid or caused to be paid all present Taxes, assessments and other governmental charges made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with generally accepted accounting principles have been provided on the books of the Transferor), and, to the best of the Transferor’s and the Issuer’s knowledge, no Tax lien has been filed and no claim is being asserted, with respect to any such Tax, fee or other charge.

(j)     ERISA. The Transferor, the Issuer and their respective ERISA benefit plans are in compliance with ERISA in all material respects.

(k)     Use of Proceeds. Neither the Transferor nor the Issuer is engaged in the business of extending credit for the purposes of purchasing or carrying margin stock, and no proceeds of any acquisition of an interest in the Notes, directly or indirectly, will be used for a purpose that violates, or would be inconsistent with, Regulations T, U and X promulgated by the Federal Reserve Board from time to time.

(l)     Reports Accurate. No information, exhibit, financial statement, document, book, record or report furnished by the Transferor, the Issuer or the Servicer, as applicable, to the Agent in connection with this Agreement, any other Transaction Documents to which it is a party or any transaction contemplated hereby is inaccurate in any material respect as of the date it is dated or as of the date so furnished, and no such document contains any untrue statement of a material fact or omits to state a material fact or any fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(m)     Place of Business. As of the Closing Date, the principal place of business and chief executive office of the Transferor is located at 101 Convention Drive, Suite 850-20A, Las Vegas, Nevada 89109, the principal place of business and chief executive office of the Issuer is located at 3993 Howard Hughes Parkway, Suite 250, Las Vegas, Nevada 89169, and the principal place of business and chief executive office of the Servicer is located at Five Concourse Parkway, Suite 300, Atlanta, Georgia 30346, and the office where the Servicer keeps all of the instruments, documents, agreements, books and records relating to the Accounts and the Receivables is located in DeKalb County, Georgia.

(n)     Tradenames. As of the Closing Date, the Transferor has, within the last five (5) years, operated only under the tradenames identified in Exhibit B hereto, and, within the last five (5) years, has not changed its name, merged with or into or consolidated with any other corporation or been the subject of any bankruptcy, insolvency or similar proceeding applicable to the Transferor.

(o)     Value. The Transferor has received or will receive reasonably equivalent value in return for the transfer of its interest in the Receivables and the other property transferred pursuant to the Transfer and Servicing Agreement.

(p)     Security Interest. The Transferor has granted a security interest (as defined in the UCC) to the Issuer in the Receivables, which is enforceable in accordance with applicable law. The Issuer has granted a security interest (as defined in the UCC) to the Indenture Trustee, in the Receivables, which is enforceable in accordance with applicable law. The Indenture Trustee has a first priority perfected security interest in the Receivables. All filings (including, without limitation, such UCC filings) as are necessary in any jurisdiction to perfect the interest of the Indenture Trustee in the Receivables have been made. As of the Closing Date, no financing statement naming the Issuer as “Debtor” and relating to any of the Trust Estate is on file in any public office except those on behalf of the Indenture Trustee and those related to the Permitted Liens. As of the Closing Date, the Issuer is not party to any agreement, document or instrument that conflicts with this Section 4.1(p).

(q)     Investment Company Act. Neither the Transferor nor the Issuer is or is controlled by, an “investment company” within the meaning of the 1940 Act.

(r)     No Early Redemption Event or Event of Default. After giving effect to issuance of the Notes, and the purchase on each Increase Date of each Note Principal Balance Increase, no Early Redemption Event (with respect to the Issuer under Series 2017-One or Series 2018-Three), Event of Default (with respect to Series 2017-One or Series 2018-Three) or Servicer Default (with respect to the Servicer) has occurred and is continuing, and no event, act or omission has occurred and is continuing which, with the lapse of time, the giving of notice or both, would constitute such an Early Redemption Event (with respect to the Issuer under Series 2017-One or Series 2018-Three), Event of Default (with respect to Series 2017-One or Series 2018-Three) or Servicer Default (with respect to the Servicer).

(s)     No Registration under the Securities Act, Trust Indenture Act. With respect to the Issuer, it is not necessary in connection with the offer, sale and delivery of the Offered Notes to the Investors to register the Offered Notes under the Securities Act. With respect to the Issuer, the Indenture and the Indenture Supplement are not required to be qualified under the Trust Indenture Act of 1939.

(t)     Additional Representations and Warranties. The representations and warranties of the Transferor in the Transfer and Servicing Agreement, with regard to itself as Transferor and with respect to the Receivables (individually and in the aggregate), are true and correct as of the applicable date set forth in the Transfer and Servicing Agreement. The representations and warranties of the Servicer in the Indenture, the Indenture Supplement and the Transfer and Servicing Agreement, with regard to itself as Servicer, are true and correct as of the applicable date set forth in the Indenture, the Indenture Supplement or the Transfer and Servicing Agreement. The representations and warranties of the Issuer in the Indenture, the Indenture Supplement and the Transfer and Servicing Agreement with regard to itself as Issuer, are true and correct as of the applicable date set forth in the Indenture, the Indenture Supplement or the Transfer and Servicing Agreement.

(u)     Credit Card Guidelines. Since December 16, 2016, there have been no material changes in the Credit Card Guidelines other than as permitted hereunder.

(v)     Liens. Except as set forth herein or in the other Transaction Documents, the execution and delivery by it of this Agreement and the other Transaction Documents to which it is a party, the performance by it of the transactions contemplated hereby and thereby and the fulfillment of the terms hereof and thereof applicable to the Issuer will not result in the creation or imposition of any Lien of any nature upon any of the properties or assets of the Issuer.

(w)     Transfer and Servicing Agreement. The Transfer and Servicing Agreement is the only agreement pursuant to which the Issuer purchases the Receivables and the related Transferred Assets. The Issuer has furnished to the Agent a true, correct and complete copy of the Transfer and Servicing Agreement. The purchase by the Issuer under the Transfer and Servicing Agreement constitutes a sale or the grant of a security interest enforceable against creditors of the Transferor. There is no provision in the Transfer and Servicing Agreement that would restrict the ability of the Issuer to collaterally assign its rights thereunder to the Indenture Trustee.

(x)     Subsidiaries, Capitalization and Ownership Interests. The Issuer has no subsidiaries as of the Closing Date. The outstanding equity interests in the Issuer are directly owned (both beneficially and of record) by the Transferor. The outstanding ownership or voting interests of the Issuer have been duly authorized and validly issued. Schedule 4.1(x) attached hereto, lists all beneficiaries, administrators, managers or managing members or directors of the Issuer as of the Closing Date. Except as disclosed pursuant to Section 4.1(ff), the Issuer does not (i) own any Investment Property or (ii) own any interest or participate or engage in any joint venture, partnership or similar arrangements with any Person.

(y)     Title to Receivables. Upon the sale of the Receivables to the Issuer pursuant to the Transfer and Servicing Agreement, the Issuer will be the lawful owner of, and have good title to, or have security interest in, each Receivable, free and clear of any Liens (other than Permitted Liens).

(z)     Other Agreements. None of the Issuer, the Transferor or the Servicer is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any agreement, document or instrument to which it is a party or to which any of its properties or assets are subject, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under, any of the foregoing. As of the Series 2017-One Closing Date, each of the Issuer and the Transferor was newly formed. As of the Closing Date, each of the Issuer and the Transferor is not a party to any material agreements other than the Transaction Documents, the “Transaction Documents” (as defined in the Series 2017-One Purchase Agreement), the “Transaction Documents” (as defined in the Series 2018-One Purchase Agreement) and the “Transaction Documents” (as defined in the Series 2018-Two Purchase Agreement).

(aa)     Financial Statements and Reports. Any financial statements and financial information relating to the Transferor or Holdings delivered to Agent by the Transferor (a) are consistent with the books of account and records of the Transferor or Holdings, as applicable, (b) have been prepared in accordance with GAAP (except to the extent consented to in writing by the Agent after disclosure in writing by the Transferor to the Agent), on a consistent basis throughout the indicated periods, except that the unaudited financial statements contain no footnotes or year-end adjustments, and (c) present fairly in all material respects the financial condition, assets and liabilities and results of operations of the Transferor or Holdings, as applicable, at the dates and for the relevant periods indicated in accordance with GAAP (except to the extent consented to in writing by the Agent after disclosure in writing by the Transferor to the Agent) on a basis consistently applied. Neither the Transferor nor Holdings has any material obligations or liabilities of any kind required to be disclosed therein that are not disclosed in such financial statements, and since the date of the most recent financial statements submitted to Agent pursuant to Section 4.4, there has not occurred any Material Adverse Effect with respect to the Transferor, the Servicer, the Seller, the Issuer or Holdings or, to the knowledge of the Transferor, the Servicer or the Issuer, the Account Owner.

(bb)     Compliance with Law. The Issuer, the Transferor and the Servicer and, to the knowledge of the Issuer, the Transferor and the Servicer, the Account Owner (in the case of the Account Owner, solely with respect to the Receivables, the sale of the Receivables and the origination of the Receivables) (a) are in compliance with all Requirements of Law, and (b) are not in violation of any order of any Governmental Authority or other board or tribunal, except, in the case of both (a) and (b), where noncompliance or violation could not reasonably be expected to be, have or result in a Material Adverse Effect on such Person. None of the Issuer, the Transferor or the Servicer nor, to the knowledge of the Issuer, the Transferor and the Servicer, the Account Owner (in the case of the Account Owner, solely with respect to the Receivables, the sale of the Receivables and the origination of the Receivables) have received any notice that the Issuer, the Transferor, the Servicer or the Account Owner is not in material compliance in any respect with any of the requirements of any of the foregoing. The Issuer has not established and does not maintain or contribute to any “benefit plan” that is covered by Title IV of ERISA. The Issuer, the Transferor and the Servicer and, to the knowledge of the Issuer, the Transferor and the Servicer, the Account Owner, have maintained in all material respects all records required to be maintained by any applicable Governmental Authority. Since its formation, the Issuer has not engaged, directly or indirectly, in any business other than the activities set forth herein and in the other Transaction Documents and in the documents relating to other Series issued pursuant to the Indenture.

(cc)     Licenses and Permits. Each of the Issuer, the Transferor and the Servicer and, to the knowledge of the Issuer, the Transferor and the Servicer, the Account Owner (in the case of the Account Owner solely with respect to the Receivables, the sale of the Receivables and the origination of the Receivables) are in compliance with and have all Permits necessary or required by Requirements of Law or any Governmental Authority for the operation of their respective businesses as presently conducted and as proposed to be conducted except where noncompliance, violation or lack thereof is not reasonably expected to have or result in a Material Adverse Effect on the Issuer, the Transferor, the Servicer or the Account Owner. All Permits necessary or required by Requirements of Law or Governmental Authority for the operation of the Issuer’s, the Transferor’s, the Servicer’s and, to the knowledge of the Issuer, the Transferor and the Servicer, the Account Owner’s (in the case of the Account Owner, solely with respect to the Receivables, the sale of the Receivables and the origination of the Receivables) businesses are not in known conflict with the rights of others, except where such conflict or lack of being in full force and effect is not reasonably expected to have or result in a Material Adverse Effect on the Issuer, the Transferor, the Servicer or the Account Owner.

(dd)     Existing Indebtedness, Investments, Guarantees and Certain Contracts. The Issuer does not (a) have any outstanding Indebtedness, except Indebtedness incurred under the Transaction Documents or documents related to other Series issued pursuant to the Indenture, or (b) own or hold any equity investments in, or have any outstanding guarantees for, the obligations of any other Person.

(ee)     Affiliated Agreements. Except as set forth in Schedule 4.1(ee) attached hereto, there are no existing or proposed agreements or transactions between the Issuer, on the one hand, and the Issuer’s members, managers, administrators, trustees, managing members, investors, officers, directors, stockholders, other equity holders, employees, or Affiliates or any members of their respective families, on the other hand.

(ff)     Deposit Accounts, Securities Accounts and other Investment Property. Schedule 4.1(ff) attached hereto, lists all of the Issuer’s Deposit Accounts, Securities Accounts and other Investment Property as of the Closing Date.

(gg)     Non-Subordination. The Secured Obligations are not subordinated in any way to any other obligations of the Issuer or to the rights of any other Person.

(hh)     Servicing. The Issuer has entered into the Transfer and Servicing Agreement with the Servicer pursuant to which the Issuer has engaged the Servicer, as servicer to monitor, manage, enforce and collect the applicable Receivables and disburse any collections in respect thereof as provided by the Transfer and Servicing Agreement.

(ii)     Broker’s or Finder’s Commissions. No broker’s, finder’s or placement fee or commission will be payable to any broker or agent engaged by the Issuer, the Transferor or the Servicer or any of their respective officers, directors or agents with respect to the transactions contemplated by this Agreement and the other Transaction Documents. The Transferor agrees to indemnify the Agent and the Investors and hold each harmless from and against any claim, demand or liability for broker’s, finder’s or placement fees or similar commissions, whether or not payable by the Transferor, incurred or alleged to have been incurred in connection with such transactions, other than any broker’s or finder’s fees payable to Persons engaged by the Agent and/or the Investors without the knowledge of the Transferor.

(jj)     Anti-Terrorism; OFAC; AML

(i)     For purposes of this Section: “Transaction Person” includes the Issuer, the Transferor, the Servicer, any Person controlling or controlled by the Issuer, the Transferor or the Servicer, any Person having a beneficial interest in the Issuer, the Transferor or the Servicer, and any Person for whom the Issuer, the Transferor or the Servicer is acting as agent or nominee in connection with this transaction; “Sanctions” means any economic sanctions law, regulation, Executive Order, program or list administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), including without limitation Section 1 of EO 13224 and OFAC’s Specially Designated Nationals and Blocked Persons List; “EO 13224” means Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001); “Sanctioned Person” means any person whose property or interest in property is blocked or subject to blocking, or with whom dealing is otherwise prohibited or restricted, pursuant to any Sanctions; and “Sanctioned Country” means country or territory that is, or whose government is, the subject of comprehensive Sanctions (currently including, without limitation, Cuba, Iran, North Korea, Sudan, Syria and the Crimea region of Ukraine).

(ii)     No Transaction Person (1) is a Sanctioned Person; (2) engages in any dealings or transactions prohibited by Section 2 of EO 13224 or, to the knowledge of the Issuer, the Transferor or the Servicer, is otherwise a known associate based on publicly available information with any such Sanctioned Person in any manner that violates Section 2 of such executive order; or (3) to the knowledge of the Issuer, the Transferor or the Servicer, is located, organized or resident in a Sanctioned Country. To the knowledge of the Issuer, the Transferor and the Servicer, no part of the proceeds of the Notes will be used by the Issuer or the Transferor or lent, contributed or otherwise made available to any other Person, directly or indirectly (1) to fund any activities or business of or with any Sanctioned Person or in any Sanctioned Country or (2) in any other manner that would result in a violation of any Sanctions by the Agent, the Investors or any other Person.

(iii)     To the knowledge of the Issuer, the Transferor and the Servicer, no part of the proceeds of the Notes will be used, directly or indirectly, for any payments (i) to fund or facilitate any money laundering or terrorist financing activities or business; or (ii) in any other manner that would cause or result in violation of Patriot Act laws, rules or regulations.

(iv)     To the knowledge of the Issuer, the Transferor and the Servicer, no part of the proceeds of the Notes will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or any other applicable law, rule or regulation prohibiting bribery or corruption.

(v)     The Issuer, the Transferor and the Servicer acknowledge by executing this Agreement that the Agent has notified the Issuer, the Transferor and the Servicer that, pursuant to the requirements of the Patriot Act, the Agent and each Investor is required to obtain, verify and record such information as may be necessary to identify the Issuer, the Transferor, the Servicer, or any Person owning twenty-five percent (25.00%) or more of the equity interests of the Transferor (including, without limitation, the name and address of such Person) in accordance with the Patriot Act.

(kk)     Other Business Activity. The Issuer has no other business activity except as contemplated in this Agreement, the other Transaction Documents and the documents relating to other Series issued pursuant to the Indenture and is not party to any other debt, financing or other material transaction or agreement other than the Transaction Documents or documents related to any other Series issued pursuant to the Indenture.

(ll)     Ordinary Course of Business. Each payment of interest and principal on the Offered Notes will have been (i) in payment of a debt incurred in the ordinary course of business or financial affairs on the part of the Issuer and (ii) made in the ordinary course of business or financial affairs of the Issuer.

(mm)     NYC Debt Collector’s Law. The execution, delivery and performance by the Issuer of this Agreement and the other Transaction Documents to which the Issuer is a party do not and will not result in the Issuer being deemed a “debt collection agency” or require licensing under, or violate any provision of the NYC Debt Collector’s Law and the Issuer is in compliance in all respects with any applicable provisions of the NYC Debt Collector’s Law.

(nn)     Schedule. The information contained in the schedule of Receivables attached to the report delivered pursuant to Section 4.4(a)(iii) as supplemented from time to time, and in each data tape or data file provided to the Agent pursuant to Section 4.4 is true, correct and complete in all material respects.

The representations and warranties set forth in this section shall survive the purchase of any portion of the Offered Notes by an Investor. Upon discovery by the Transferor, the Servicer, the Issuer, the Agent or any Investor of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the others.

SECTION 4.2     Covenants of the Issuer, the Transferor and the Servicer. Each of the Transferor, the Issuer and the Servicer covenants, with respect to itself only and not as to any other, as follows:

(a)     Compliance with Laws and Other Obligations, Preservation of Corporate or Trust Existence. Each of the Issuer, the Transferor and the Servicer, as applicable, will comply in all material respects with all applicable laws, rules, regulations and orders and preserve and maintain its corporate or trust existence, rights, franchises, qualifications and privileges, except to the extent that failure to do so could not reasonably be expected (i) to have a Material Adverse Effect on the Issuer, the Transferor or the Servicer, as applicable, or on the transaction documented under this Agreement, or (ii) have an Adverse Effect. The Transferor and the Issuer will comply, in all material respects, with all acts, rules, regulations, orders, decrees and directions of any Governmental Authority applicable to the Accounts or any part thereof, provided, however, that the Issuer and the Transferor may contest any act, rule, regulation, order, decree or direction in any reasonable manner which will not materially and adversely affect the rights of the Indenture Trustee in the Receivables or the collectability of the Receivables. Each of the Issuer, the Transferor and the Servicer shall (A) pay all Taxes, assessments, fees, governmental charges, claims for labor, supplies, rent and all other obligations or liabilities of any kind for which it is liable when due and payable, except liabilities being contested in good faith and against which adequate reserves have been established in accordance with GAAP consistently applied and (B) properly file all reports required to be filed by it with any Governmental Authority, except under clause (B) where the failure to file could not reasonably be expected to be, have or result in a Material Adverse Effect on such Person.

(b)     Organization. Each of the Issuer, the Transferor and the Servicer, as applicable, will preserve and maintain its existence as a trust or as a corporation, as applicable, duly organized and existing under the laws of the State of Nevada, in the case of the Transferor and the Issuer, and the State of Georgia, in the case of the Servicer; provided, however, that the Issuer, the Transferor and the Servicer, as applicable, may consolidate or merge to the extent permitted by the Transaction Documents.

(c)     Books and Records. The Servicer, will, at its own cost and expense, maintain Records with respect to the Accounts and the Receivables and copies of all documents relating to each Account as custodian for the Indenture Trustee, and prior to the Closing Date or the Increase Date, indicate clearly and unambiguously in its computer files that the Receivables have been transferred and assigned to the Indenture Trustee for the benefit of the Noteholders pursuant to the Transaction Documents or documents related to any other Series issued under the Indenture.

(d)     Access to Information. From the Closing Date until six (6) months after the termination of this Agreement in accordance with Section 6.1, each of the Issuer, the Transferor and the Servicer, as applicable, will, at any time and from time to time during regular business hours, on at least five (5) Business Days (or if an Early Redemption Event has occurred, one Business Day) notice to the Issuer, the Transferor or the Servicer, as the case may be, permit the Agent on behalf of the Investors, or their agents or representatives (i) to examine all books, records and documents (including computer tapes and disks) in the possession or under the control of the Issuer, the Transferor or the Servicer, as the case may be, relating to the Receivables (other than names of account holders and Proprietary Information, including strategic plans for the Servicer’s credit card business), including the forms of Credit Card Agreements under which such Receivables arise, (ii) to engage a third-party to perform a loan to file review of the Receivables and (iii) to visit the offices and properties of the Issuer, the Transferor or the Servicer, as applicable, for the purpose of examining such materials described in clause (i) above and observing and discussing collection practices and business and financial prospects generally. Unless an Early Redemption Event has occurred, the Agent and the Investors shall be limited to one visit per year, which visit shall be at the Issuer’s, the Transferor’s or the Servicer’s, as applicable, reasonable cost and expense (and otherwise at the expense of the Investors), in no event to exceed Twenty-Five Thousand and No/100 Dollar ($25,000.00) per annum in the aggregate when combined with any reimbursement amounts due and payable by the Transferor pursuant to Section 2.3(c), unless a first examination indicates material deficiencies and an additional visit is required, in the sole discretion of the Agent; provided, however, any visits following the termination of this Agreement shall be at the expense of the Agent. In addition, each of the Issuer, the Transferor and the Servicer, as applicable, will, instruct its independent accountants and financial advisors to cooperate with the Agent and its agents and representatives in their investigation pursuant to this Section 4.2(d). Any information obtained by the Agent and the Investors pursuant to this Section 4.2(d) shall be held in confidence by the Agent and the Investors in accordance with the provisions of Section 6.9 hereof.

(e)     Credit Card Agreements. Each of the Transferor and the Issuer shall comply with and perform its obligations, if any, under the applicable Credit Card Agreements relating to the Accounts, except to the extent that failure to do so could not reasonably be expected (i) to have a Material Adverse Effect on the Transferor or the Issuer, as applicable, or on the transaction documented under this Agreement, or (ii) have an Adverse Effect.

(f)     Notice of Liens. The Transferor and the Issuer shall advise the Agent promptly, in reasonable detail, of any Lien asserted or claim made against any of the Receivables (other than any Lien permitted hereunder or under the Indenture). The Transferor and the Issuer shall take all actions, and execute and deliver all documents and instruments, necessary to promptly release and terminate any such Liens.

(g)     Change of Location. Each of the Transferor and the Issuer, as applicable, (i) will not without providing thirty (30) days prior written notice to the Agent and without filing any new financing statements and such amendments to any previously filed financing statements as the Agent may reasonably require, change its name, type of organization or jurisdiction of organization, (ii) will not delete or otherwise impair the marking of its Records referred to in the Transfer and Servicing Agreement and (iii) will promptly take all actions required of each relevant jurisdiction in order to continue the first priority perfected security interest of the Indenture Trustee in the Trust Estate.

(h)     Other Actions. Following prior request from the Agent, each of the Issuer, the Transferor and the Servicer (but only to the extent of its obligations as Servicer under the Transaction Documents) shall make available to the Agent copies of any and all documents, instruments, materials and other items that relate to, secure, evidence, give rise to or generate or otherwise involve the Trust Estate, including, without limitation, the Receivables, in each case to the extent such Person has access to such documents, instruments, materials and other items without incurring any significant cost, time or expense. Each of the Transferor, the Issuer and the Servicer (but only to the extent of its obligations as Servicer under the Transaction Documents), as applicable, shall execute and deliver to the Agent on behalf of the Investors all such documents and instruments and do all such other acts and things as may be necessary or reasonably required by the Agent, acting on behalf of the Investors, or the Indenture Trustee to enable the Indenture Trustee or the Agent on behalf of the Investors to exercise and enforce their respective rights under this Agreement or the Transaction Documents and to realize thereon, and the Transferor, the Servicer (but only to the extent of its obligations as Servicer under the Transaction Documents) and the Issuer shall record and file and re-record and refile all such documents and instruments, at such time or times, in such manner and at such place or places, as may be necessary or reasonably required by the Indenture Trustee or the Agent to validate, preserve, perfect and protect the position of the Indenture Trustee, including, without limitation, the Indenture Trustee’s first priority (other than with respect to property or assets covered by Permitted Liens) perfected Lien on the Trust Estate, or the Agent under this Agreement, the Indenture, the Indenture Supplement and the Receivables Purchase Agreement (to the extent the Transferor, the Issuer or the Servicer is a party thereto), and the Transferor, the Issuer and the Servicer shall maintain this Agreement as part of its official records; provided, however, that none of the Transferor, the Issuer or the Servicer will have any obligation to prepare or file financing statements in the names of the Investors. Each of the Issuer, the Transferor and the Servicer (but only to the extent of its obligations as Servicer under the Transaction Documents other than this Agreement) shall defend the Trust Estate and the Indenture Trustee’s first priority (other than with respect to property or assets covered by Permitted Liens) perfected Lien thereon against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to the Indenture Trustee, and pay all out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) in connection with such defense.

(i)     Transfer of Receivables. The Transferor shall cause the Seller to comply with its agreements and obligations pursuant to the Receivables Purchase Agreement, including the obligation set forth in Section 5.01(l) thereof. The Issuer shall enforce its rights with respect to all obligations of the Transferor and the Servicer under the Transfer and Servicing Agreement.

(j)     Resignation or Removal of the Indenture Trustee or Administrator. The Transferor, the Issuer or the Servicer, as applicable, promptly shall notify the Agent on behalf of the Investors of any resignation or removal of the Indenture Trustee under the Indenture or the Administrator under the Administration Agreement. The Issuer shall not remove the Indenture Trustee or Administrator or appoint any successor thereto without the prior written consent of the Agent, which consent shall not be unreasonably withheld or delayed.

(k)     No Change in Business or Credit Card Guidelines. None of the Transferor, the Issuer or the Servicer will make any change in the character of its business or, except pursuant to any Requirements of Law, in the Credit Card Guidelines, which change would have a Material Adverse Effect on the Transferor, the Issuer or the Servicer, as applicable.

(l)     Amendments to the Transaction Documents. Each of the Transferor, the Issuer and the Servicer, as applicable, shall not terminate (except in accordance with the terms thereof and only if at the time of such termination none of the Class A Note Principal Balance or other amounts payable to the Agent or the Investors hereunder are unpaid), amend, waive any right or obligation of any party under or any condition precedent under, or otherwise modify any Transaction Document to which it is a party without the prior written consent of the Agent on behalf of the Investors, which consent shall not be unreasonably withheld or delayed unless such amendment or waiver is of the Indenture Supplement in which case the Agent’s consent shall be in its sole discretion to any change other than an administrative change which does not have an economic impact on the Investors. The Transferor shall not enter into any receivables purchase agreement, including an agreement matching the description in clause (ii) of the definition of Receivables Purchase Agreement, without the prior written consent of the Agent on behalf of the Investors, which consent shall not be unreasonably withheld or delayed.

(m)     No Additional Series Without Consent. Other than a Series of notes satisfying the requirements of a Senior Facility set forth on Exhibit D, Issuer will not issue any additional Series of notes under the Indenture or any Indenture Supplement without obtaining the Agent’s prior written consent.

(n)     No Paired Series Without Consent. Series 2018-Three shall not become a Paired Series without the Agent’s prior written consent.

(o)     Conduct of Business and Maintenance of Existence and Assets. Each of the Issuer, the Transferor and the Servicer shall (a) collect (or, in the case of the Issuer and the Transferor, shall cause the Servicer to collect) all Receivables in the ordinary course of business, (b) maintain and keep in full force and effect its existence and all material Permits and qualifications to do business and remain in good standing in its jurisdiction of formation and each other jurisdiction in which the ownership or lease of property or the nature of its business makes such Permits or qualification necessary and in which failure to maintain such Permits or qualification is reasonably expected to have or result in a Material Adverse Effect on such Person and (c) remain in good standing and maintain operations in all jurisdictions in which currently located, except where the failure to remain in good standing or maintain operations could not reasonably be expected to be, have or result in a Material Adverse Effect on such Person.

(p)     True Books. Each of the Issuer, the Transferor and the Servicer shall (a) keep true, complete and accurate in all material respects (in accordance with GAAP (except to the extent consented to in writing by the Agent after disclosure in writing to the Agent), except for the omission of footnotes and year-end adjustments in interim financial statements) books of record and account in accordance with commercially reasonable business practices in which true and correct entries are made of all of its dealings and transactions in all material respects; (b) set up and maintain on its books such reserves as may be required by GAAP (except to the extent consented to in writing by the Agent after disclosure in writing to the Agent) with respect to doubtful accounts and all Taxes, assessments, charges, levies and claims and with respect to its business and (c) maintain a revenue recognition method in accordance with GAAP (except to the extent consented to in writing by the Agent after disclosure in writing to the Agent).

(q)     Other Liens. If Liens other than Permitted Liens exist on the Trust Estate, the Issuer or the Transferor shall take all actions, and execute and deliver all documents and instruments, necessary to promptly release and terminate such Liens. Upon discovery of any Lien other than a Permitted Lien, the Issuer or the Transferor shall notify the Agent.

(r)     Special Purpose Entity. Each of the Issuer and the Transferor, at all times:

(i)     shall do all things necessary to observe corporate formalities, and preserve its existence as a single-purpose, bankruptcy-remote entity;

(ii)     shall allocate fairly and reasonably and pay from its own funds the cost of (i) any overhead expenses (including paying for any office space) shared with any of its Affiliates and (ii) any services (such as asset management, legal and accounting) that are provided jointly to it and one or more of its Affiliates;

(iii)     shall maintain and utilize separate invoices and checks bearing its own name;

(iv)     shall be, and at all times hold itself out to the public as, a legal entity separate and distinct (other than for tax purposes) from any other Person;

(v)     shall comply with any other customary rating agency requirements for a single purpose entity as the Agent may require from time to time by notice to the Issuer and the Transferor;

(vi)     shall conduct its business and activities in all respects in compliance with the assumptions contained in the legal opinion delivered pursuant to Section 3.1(a)(viii)(I) of this Agreement;

(vii)     shall not engage in any business or activity other than the ownership, operation and maintenance of the Receivables, the issuance of notes pursuant to the Indenture and activities incidental thereto;

(viii)     shall not acquire or own any material assets other than the Receivables, and such incidental personal property as may be necessary for the operation of the Receivables;

(ix)     shall not merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without in each case the Agent’s consent;

(x)     shall not fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation, and qualifications to do business, or without the prior written consent of the Agent, amend, modify, terminate or fail to comply with the provisions of its partnership agreement, certificate of limited partnership, bylaws, articles of incorporation, operating agreement, articles of organization, certificate of trust, trust agreement or other similar organizational documents, as the case may be;

(xi)     shall not own any Subsidiary (except for the Issuer) or make any equity investment in any Person without the consent of the Agent;

(xii)     except in connection with the servicing of the Receivables, shall not commingle its assets with the assets of any of its members, general partners, shareholders, Affiliates, principals or of any other Person;

(xiii)     shall not incur any Indebtedness for borrowed money, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the Secured Obligations;

(xiv)     shall not fail to maintain its records, books of accounts and bank accounts separate and apart from those of its members, partners, shareholders, principals and Affiliates or any other Person;

(xv)     shall not, other than its formation documents or any Transaction Documents or documents relating to other Series issued pursuant to the Indenture or as otherwise provided in the Transaction Documents or documents relating to other Series issued pursuant to the Indenture, enter into any contract or agreement with any of its members, general partners, shareholders, principals or Affiliates, or any member, general partner, shareholder, principal or Affiliate of any of the foregoing, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any of its members, general partners, shareholders, principals or Affiliates, or any member, general partner, shareholder or Affiliate of any of the foregoing;

(xvi)     shall not seek its dissolution or winding up in whole, or in part;

(xvii)     shall not fail to correct any known misunderstandings regarding its separate identity;

(xviii)     other than as provided in the Transaction Documents or documents relating to other Series issued pursuant to the Indenture, shall not hold itself out to be responsible for the Indebtedness or liabilities of another Person;

(xix)     shall not, other than owning the Receivables purchased from the Seller pursuant to the Receivables Purchase Agreement, solely in the case of the Transferor, and owning the Receivables purchased from the Transferor pursuant to the Transfer and Servicing Agreement, solely in the case of the Issuer, make any loans or advances to any third party, including any member, general partner, shareholder, principal or Affiliate of the Issuer, the Seller, the Servicer, the Transferor or any member, general partner, shareholder, principal or Affiliate of any of the foregoing;

(xx)     shall not fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (provided that this clause shall not require any owner of the Transferor or the Issuer to make any contribution of capital to the Transferor or the Issuer); and

(xxi)     shall not, except for invoicing for collections and servicing of Receivables, share any common logo with (i) any of its general partners, shareholders, principals, members or Affiliates, (ii) any Affiliate of any of its general partners, shareholders, principals or members, or (iii) any other Person.

(s)     Collections. Each of the Issuer, the Transferor and the Servicer covenants that it shall:

(i)     At all times comply, and in the case of the Issuer and the Transferor, require the Servicer to comply, with the terms of Section 3.01 of the Transfer and Servicing Agreement.

(ii)     Prevent the deposit into the Collection Account of any funds other than collections from Receivables or other funds to be deposited into the Collection Account under this Agreement or the other Transaction Documents or documents relating to other Series issued pursuant to the Indenture; provided that, this covenant shall not be breached to the extent that funds are inadvertently deposited into the Collection Account and upon discovery are promptly segregated and removed from the Collection Account.

(t)     [Reserved].

(u)     Actions with respect to Bankruptcy Petitions. To the extent permitted by law, each of the Issuer and the Transferor will timely object to all proceedings of the type described in the definition of Insolvency Event instituted against it.

(v)     NYC Debt Collector’s Law. Each of the Issuer, the Transferor and the Servicer shall comply in all respects with any applicable provisions of the NYC Debt Collector’s Law.

(w)     Indebtedness. The Issuer shall not create, incur, assume or suffer to exist any Indebtedness, except (i) Indebtedness under the Transaction Documents and documents related to any other Series issued pursuant to the Indenture and in accordance with this Agreement and (ii) fees, trade payables to third party service providers and other general unsecured liabilities incurred in the ordinary course of the Issuer’s business not to exceed $10,000 in the aggregate outstanding at any time.

(x)     Liens. Neither of the Issuer or the Transferor shall create, incur, assume or suffer to exist any Lien upon, in or against, or pledge of, any of the Trust Estate, whether now owned or hereafter acquired, except the following (collectively, “Permitted Liens”): (a) Liens under the Transaction Documents or documents relating to other outstanding Series issued pursuant to the Indenture or otherwise arising in favor of the Indenture Trustee, for the benefit of the Noteholders, (b) any right of setoff granted in favor of any financial institution in respect of Trust Accounts opened and maintained in the ordinary course of business or pursuant to the requirements of this Agreement; provided, that with respect to any such Trust Account, the Indenture Trustee has a perfected Lien thereon and control thereof, in form, scope and substance satisfactory to the Indenture Trustee in its sole discretion and (c) Liens imposed by law for Taxes that are not yet due or are being contested in good faith and against which adequate reserves have been established in accordance with GAAP consistently applied.

(y)     Investments; Investment Property; Collateral; Subsidiaries. Other than as contemplated in the Transaction Documents or documents relating to other outstanding Series issued pursuant to the Indenture, neither the Issuer nor the Transferor shall, directly or indirectly, (a) merge with, purchase, own, hold, invest in or otherwise acquire any equity interests of, or any other interest in, all or substantially all of the assets of, any Person or any joint venture, (b) purchase, own, hold, invest in or otherwise acquire any Investment Property (except (i) those set forth in Schedule 4.2(y) attached hereto as of the Closing Date, (ii) Trust Accounts with financial institutions and investments in the ordinary course of business; provided, that with respect to any such Trust Accounts, the Indenture Trustee has a perfected Lien thereon and control thereof, in form, scope and substance satisfactory to the Indenture Trustee in its sole discretion and (iii) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business) or (c) make or permit to exist any loan, advances or guarantees to or for the benefit of any Person or assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for or upon or incur any obligation of any Person except as provided in clause (b) above. The Issuer shall not purchase, lease, own, operate, hold, invest in or otherwise acquire any property or asset that is located outside of the United States except as provided in clause (b) above. The Issuer shall not have any Subsidiaries.

(z)     Transactions with Affiliates. Neither the Issuer nor the Transferor shall enter into or consummate any transaction of any kind with any of its Affiliates other than (a) the transactions contemplated hereby and by the other Transaction Documents and by documents relating to other outstanding Series issued pursuant to the Indenture, and (b) to the extent not otherwise prohibited under this Agreement, other transactions upon fair and reasonable terms materially no less favorable to such Person than would be obtained in a comparable arms-length transaction with a Person that is not an Affiliate.

(aa)     Charter Documents; Fiscal Year; Dissolution; Use of Proceeds; Insurance Policies; Taxes; Trade Names. Neither the Transferor nor the Issuer shall (i) amend, modify, restate or change its certificate of trust, trust agreement, certificate of formation, operating agreement, articles of incorporation, bylaws or similar charter or governance documents, (ii) change its fiscal year, (iii) amend, alter, suspend, terminate or make provisional in any material way, any Permit, the suspension, amendment, alteration or termination of which could reasonably be expected to be, have or result in a Material Adverse Effect on the Issuer or the Transferor without the prior written consent of the Agent, which consent shall not be unreasonably withheld or delayed, (iv) wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking or that would result in any of the foregoing, (v) use any proceeds of any Note for “purchasing” or “carrying” “margin stock” as defined in Regulations T, U or X of the Board of Governors of the Federal Reserve System, (vi) amend, modify, restate or change any insurance policy in a manner adverse to the Agent or any other Investor in any material respect, (vii) engage, directly or indirectly, in any business other than as set forth herein, (viii) establish new or additional trade names without providing not less than thirty (30) days advance written notice to the Agent or (ix) certificate, or cause to have certificated, any equity ownership interest in the Issuer that is not evidenced by a certificate as of the Closing Date, without the Agent’s prior written consent, which consent shall not be unreasonably withheld or delayed.

(bb)     Transfer of Trust Estate; Amendment of Receivables.

(i)     Except as provided in the Transaction Documents and the documents relating to other outstanding Series issued pursuant to the Indenture, the Issuer shall not sell, lease, transfer, pledge, encumber, assign or otherwise dispose of all or any portion of the Trust Estate without the prior consent of Agent.

(ii)     None of the Issuer, the Transferor or the Servicer shall extend, amend, waive or otherwise modify the terms of any Receivable or permit the rescission or cancellation of any Receivable, whether for any reason relating to a negative change in the related Obligor’s creditworthiness or inability to make any payment under the Receivable or otherwise, except as permitted by the Credit Card Guidelines.

(cc)     Contingent Obligations and Risks. Except as otherwise expressly permitted by the Transaction Documents and the documents relating to other Series issued pursuant to the Indenture, neither the Issuer nor the Transferor shall enter into any Contingent Obligations or assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for or upon or incur any obligation of any Person (other than indemnities to officers and directors of such Person to the extent permitted by Requirements of Law); provided, however, that nothing contained in this Section 4.2(cc) shall prohibit the Issuer or the Transferor from indorsing checks in the ordinary course of its business.

(dd)     Truth of Statements. None of the Issuer, the Transferor or the Servicer shall furnish to the Agent any information, exhibit, financial statement, document, book, record or report that contains any untrue statement of a material fact or that omits to state a material fact or any fact necessary to make it not misleading in light of the circumstances under which it was furnished.

(ee)     Anti-Terrorism; OFAC; AML.

(i)     No Transaction Person (as defined in Section 4.1(jj)) shall (a) be or become a Sanctioned Person (as defined in Section 4.1(jj)) whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079 (2001)), (b) engage in any dealings or transactions prohibited by Section 2 of such executive order, or to the knowledge of the Issuer, the Transferor or the Servicer, otherwise be associated with any such Sanctioned Person in any manner that violates Section 2 of such executive order, or (c) otherwise become a Sanctioned Person on the list of Specially Designated Nationals and Blocked Persons in violation of the limitations or prohibitions under any other OFAC regulation or executive order.

(ii)     To the knowledge of the Issuer, the Transferor and the Servicer, the proceeds of any Note shall not be used, directly or indirectly, for any payments (i) to fund or facilitate any money laundering or terrorist financing activities or business; or (ii) in any other manner that would cause or result in violation of Patriot Act laws, rules or regulations.

(iii)     To the knowledge of the Issuer, the Transferor and the Servicer, the proceeds of any Note shall not be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or any other applicable law, rule or regulation prohibiting bribery or corruption.

(ff)     Deposit Accounts and Payment Instructions.

(i)     Aside from Series Accounts opened with the Indenture Trustee in connection with other Series, the Issuer shall not open a deposit account or securities account (other than those listed in Schedule 4.2(ff) attached hereto as of the Closing Date), or move a deposit account or securities account to a different bank or securities intermediary, as applicable, without the prior written consent of the Agent, which consent shall not be unreasonably withheld, conditioned or delayed, but may be conditioned upon the delivery of an account control agreement with such successor bank or securities intermediary in form and substance reasonably acceptable to the Agent. In the event that any bank or securities intermediary at which a Trust Account is maintained ceases to be an Eligible Institution, then the Issuer shall, within 30 days of such occurrence, move such Trust Accounts to an Eligible Institution that is approved by the Agent in writing, such approval not to be unreasonably withheld, conditioned or delayed, but may be conditioned upon the delivery of an account control agreement with such successor bank or securities intermediary in form and substance reasonably acceptable to the Agent.

(ii)     Neither the Issuer nor the Transferor shall make any change in the instructions to the Servicer with respect to the deposits of collections regarding Receivables to the Collection Account in accordance with the Transfer and Servicing Agreement.

(gg)     No Adverse Selection. Each of the Transferor and the Issuer covenants and agrees that all Receivables selected to be purchased by the Issuer pursuant to the Transfer and Servicing from all other similar receivables that are included in the Seller’s pipeline of loans for acquisition from the Account Owner shall, at all times, (i) be selected at random and with no intention to select receivables that would be more adverse to the Issuer than any other Person and (ii) when compared to all credit card receivables originated through the Seller’s platform be allocated among the Issuer and all other entities directly or indirectly managed or controlled by the Seller or any of its Affiliates, selected at random and not selected in a manner that would be more adverse to the Issuer or the Noteholders than to any such other entity and its creditors.

(hh)     Account Owner. Prior to the addition of any Account Owner, the Transferor shall (i) consult with the Agent, (ii) provide the Agent with at least 60 days’ prior written notice of such proposed Account Owner, (iii) use commercially reasonable efforts to furnish to the Agent such information requested by the Agent as is reasonably necessary to allow the Agent to perform substantially the same diligence review of the Account Owner and the proposed arrangement as it performed with respect to existing Account Owner as of the Closing Date; and (iv) provide the Agent with drafts of the proposed agreements and form documents to be executed and used in connection with such Account Owner at least five Business Days’ prior to such addition and consider in good faith the Agent’s comments to such agreements and documents.

(ii)     Repurchase. The Transferor covenants to purchase Ineligible Receivables pursuant to Section 2.05(a) of the Transfer and Servicing Agreement and, to the extent that the terms of the Receivables Purchase Agreement require the Seller to repurchase such Receivables resell such Ineligible Receivables to Seller, in the event that a Net Eligible Receivables Balance Deficiency occurs and remains uncured as a result of any unrepurchased Ineligible Receivables’ principal balance being reduced to zero.

(jj)     Senior Facility. The Transferor and the Issuer covenants and agrees not to enter into any financing other than one or more Series of notes satisfying the requirements of a Senior Facility set forth on Exhibit D without obtaining the Agent’s prior written consent.

(kk)     Backup Servicer. In the event of the termination or resignation of the Backup Servicer, the Transferor and the Issuer shall use commercially reasonable efforts to engage a backup servicer acceptable to the Agent in its reasonable discretion within one hundred and eighty (180) days of the date of such resignation or termination.

(ll)     Transfer of Class B Notes; Class B Note Purchase Agreement. The Class B Notes shall not be transferred in whole or in part without the prior written consent of the Agent. The Class B Note Purchase Agreement shall not be amended, restated or otherwise modified without the prior written consent of the Agent.

(mm)     [Reserved].

(nn)     Sale of the Receivables. Each of the Transferor and the Issuer shall in good faith request that the Noteholders under the Senior Facility agree to provide the Class A Noteholders a right of first refusal to purchase the Receivables in the event of a sale of Receivables after an “Event of Default” under the Senior Facility.

(oo)     Enforcement of Rights. The Issuer shall enforce its rights with respect to all obligations of the Transferor and the Servicer under the Transfer and Servicing Agreement and all other Transaction Documents to which the Issuer and the Transferor or the Servicer is a party. The Transferor shall enforce its rights with respect to all obligations of the Seller under the Receivables Purchase Agreement.

(pp)     Deposit of Collections. In the event that the Servicer fails to deposit any Collections into the Collection Account within two (2) Business Days following the Date of Processing, the Servicer shall pay to the Issuer, in immediately available funds, the amount of such Collections.

(qq)     Release of Collections. In the event that the Servicer releases any Collections from the Collection Account in contravention of the Indenture Supplement or any other Transaction Document to which the Servicer is a party, the Servicer shall pay to the Issuer, in immediately available funds, the amount of such improperly released Collections.

SECTION 4.3     Periodic Notices and Reports.

(a)     Financial Reporting. From the Closing Date until the Termination Date, the Transferor, the Issuer or the Servicer, as applicable, shall furnish to the Agent:

(i)     Annual Reporting. Within ninety (90) days following the end of each fiscal year of each of the Transferor and Holdings, beginning with the fiscal year ending December 31, 2018, the audited consolidated balance sheet of each of the Transferor and Holdings as of the end of such fiscal year, and the related audited consolidated statements of income and cash flows of the Transferor and Holdings for such fiscal year, which financial statements shall be prepared and certified without any material qualification and accompanied by any management letter of the Transferor’s or Holdings’, as applicable, independent certified public accounting firm and an Officer’s Certificate of the Transferor;

(ii)     Quarterly Reporting. Within forty-five (45) days following the end of each of the first three fiscal quarters of each fiscal year of the Transferor and Holdings, beginning with the fiscal quarter ending March 31, 2018, the unaudited consolidated balance sheet of each of the Transferor and Holdings as of the end of such fiscal quarter, and the related unaudited consolidated statements of income and cash flows of the Transferor and Holdings for such fiscal quarter;

(iii)     Monthly Reporting. The Servicer shall furnish to the Investors (or cause to be furnished to the Investors), on a monthly basis on or before each Determination Date, (A) such information relating to the status of the Receivables, accounts relating to the Indenture or the Indenture Supplement for the preceding Monthly Period and such other information with respect to the Issuer’s property in a certificate substantially in the form of Exhibit C to the Indenture Supplement and (B) copies of any monthly reports delivered to Holders of the Series 2018-Two Notes;

(iv)     Compliance Certificate. Together with the financial statements required under this Section, a compliance certificate signed by the Transferor’s president, chief financial officer, treasurer or other executive officer stating that, to the best of such Person’s knowledge after reasonable investigation, the financial statements delivered to the Investors have been prepared in accordance with GAAP and accurately reflect the financial condition of the Transferor and a certificate of the Transferor that no Early Redemption Event exists, or if any Early Redemption Event exists, stating the nature and status thereof and the steps taken or proposed to be taken with respect thereto;

(v)     Filings with Governmental Authorities. Promptly after the same are sent, copies of all financial statements and reports that the Transferor or the Issuer may make to, or file with, the Securities and Exchange Commission or any successor or analogous governmental authority;

(vi)     Other Information. Such other information, documents, records or reports respecting the Accounts, the Receivables or the servicing thereof or the Issuer as the Agent on behalf of the Investors may from time to time reasonably request (as can be reasonably obtained or provided by the Transferor or the Servicer); and such publicly available information, documents, records or reports respecting the Servicer, the Transferor, the Issuer or the condition or operations, financial or otherwise, of the Servicer, the Issuer or the Transferor as the Agent may from time to time reasonably request; provided, that neither the Servicer nor the Transferor shall be required to disclose any information reasonably determined by it to be Proprietary Information;

provided, however, for so long as Holdings is subject to, and in compliance with, the requirements of the Securities Exchange Act of 1934, as amended, and such requirements require public disclosure of the items specified in the above clauses (i), (ii), (iv) and (v), Holdings shall be required to furnish such items only upon the request of the Agent.

(b)     Notices. The Transferor, the Issuer and the Servicer, as applicable, shall notify the Agent in writing of any of the following with respect to itself only promptly and in any event within five (5) days upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

(i)     Notice of Early Redemption Events. As soon as possible and in any event, within five (5) days after learning of the occurrence of any Early Redemption Event or Event of Default, accompanied by a statement of the chief financial officer or chief accounting officer of the Transferor or the Issuer or an Officer’s Certificate of a Servicing Officer, as applicable, specifying the nature and status thereof, the period of existence thereof and what action is proposed to be taken with respect thereto;

(ii)     Judgment and Proceedings. The entry of any judgment or decree against the Transferor, the Issuer or the Servicer, as applicable, in excess of $5,000,000, or the institution of any material lawsuit or other proceeding against such Person;

(iii)     Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding against the Issuer, the Transferor or the Servicer (i) asserting the invalidity of this Agreement or the other Transaction Documents to which it is a party or the Receivable Sales Agreement or the Program Management Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or the other Transaction Documents to which it is a party or the Receivable Sales Agreement or the Program Management Agreement, (iii) seeking any determination or ruling that, in the reasonable judgment of the Issuer, the Transferor or the Servicer, as applicable, would materially and adversely affect the performance by the Issuer, the Transferor or the Servicer, as applicable, of its obligations under this Agreement or the other Transaction Documents to which it is a party, (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement or the other Transaction Documents to which it is a party or the Receivable Sales Agreement or the Program Management Agreement, (v) seeking any determination or ruling that, if adversely determined, would materially and adversely affect the condition (financial or otherwise), business, properties or operations of the Issuer, the Transferor or the Servicer, as applicable, (vi) that makes a claim or claims against or affecting the Issuer or the Transferor, or that makes a claim or claims in an aggregate amount greater than $5,000,000, in the case of the Servicer or the Account Owner, or (vii) that is commenced by or against the Issuer, the Transferor or the Servicer as debtor under any applicable Debtor Relief Law;

(iv)     ERISA. The occurrence of any Reportable Event under Section 4043(c) (5), (6) or (9) of ERISA with respect to any Plan of the Transferor, the Issuer or the Servicer, as applicable, any decision to terminate or withdraw from a Plan of the Transferor, the Issuer or the Servicer, as applicable, any finding made with respect to a Plan of the Transferor, the Issuer or the Servicer, as applicable, under Section 4041(c) or (e) of ERISA, the commencement of any proceeding with respect to a Plan of the Transferor, the Issuer or the Servicer, as applicable under Section 4042 of ERISA, the failure to make any required installment or other required payment under Section 412 of the Code or Section 302 of ERISA on or before the date for such installment or payment, or any material increase in the actuarial present value of unfunded vested benefits under all Plans of the Transferor, the Issuer or the Servicer, as applicable, over the preceding year;

(v)     Defaults Under Transaction Documents. The occurrence of (A) a breach of any obligation, (B) any event giving rise to a right of termination or (C) any notice of termination delivered under any Transaction Document or the Receivable Sales Agreement or the Program Management Agreement;

(vi)     Defaults Under Other Agreements. The occurrence of a default or an event of default under any other financing arrangement pursuant to which the Transferor, the Issuer or the Servicer is a debtor or an obligor;

(vii)     Events of Default or Early Redemption Events Under Senior Facility. The occurrence of any “Event of Default” or “Early Redemption Event” under the Senior Series (as defined in Exhibit D); provided that giving notice pursuant to this clause (vii) shall be solely the obligation of the Servicer;

(viii)     Modifications to the Senior Supplement. Any waiver, amendment, restatement, supplement or modification to the Senior Supplement (as defined in Exhibit D) and will provide a copy thereof at the same time as such notice; provided that giving notice pursuant to this clause (viii) shall be solely the obligation of the Transferor;

(ix)     Material Adverse Effect. Any other development, event, fact, circumstance or condition that is reasonably expected to have or result in a Material Adverse Effect on any of the Issuer, the Transferor, or the Servicer, in each case describing the nature and status thereof and the action proposed to be taken with respect thereto;

(x)     Trust Estate. Any matter(s) in existence affecting in any material respect the value, enforceability or collectability of the Trust Estate taken as a whole;

(xi)     Regulatory Scrutiny. (A) The Issuer, the Transferor, the Servicer or, to the Issuer’s, the Transferor’s, or the Servicer’s knowledge, the Account Owner is being placed under regulatory supervision, has received any subpoena or material request for information from a Governmental Authority, has had a legal action, litigation, suit or arbitration proceeding brought or threatened against it by any Governmental Authority or has received a material notice or request from any Governmental Authority regarding any liability of the Issuer, the Transferor, the Servicer or the Account Owner, (B) any license, permit, charter, registration or approval necessary for the conduct of the Issuer’s, the Transferor’s, the Servicer’s or, to the Issuer’s, the Transferor’s, or the Servicer’s knowledge, the Account Owner’s business is to be, or has been suspended or revoked, or (C) the Issuer, the Transferor, the Servicer or the Account Owner has received any notice or order by any Government Authority to cease and desist any practice, procedure or policy employed by the Issuer, the Transferor, the Servicer or, to the Issuer’s, the Transferor’s, or the Servicer’s knowledge, the Account Owner in the conduct of its respective business, and such cessation may reasonably be expected to result in a Material Adverse Effect with respect to the Issuer, the Transferor, the Servicer or, to the Issuer’s, the Transferor’s, or the Servicer’s knowledge, the Account Owner;

(xii)     Tax Lien. The filing, recording or assessment of any federal, state, local or foreign tax lien against the Trust Estate or the Issuer;

(xiii)     Transaction Documents. Any termination, waiver, amendment or modification of, as the case may be, the terms of (including the applicable fee schedule to) the Transfer and Servicing Agreement, any other Transaction Document, the Receivable Sales Agreement or the Program Management Agreement and will provide a copy thereof at the same time as such notice;

(xiv)     Indebtedness. Any failure to pay when due any Indebtedness of the Issuer, the Transferor or the Servicer;

(xv)     Change of Name or Location. Any change in the legal name, jurisdiction of organization or type of organization of the Issuer or the Transferor;

(xvi)     Contract Termination. The loss, termination or expiration of any contract to which the Issuer, the Transferor or the Servicer is a party or by which its properties or assets are subject or bound that is reasonably expected to have or result in a Material Adverse Effect on the Issuer, the Transferor or the Servicer;

(xvii)     Eligible Receivable. Any event or circumstance that could reasonably be expected to cause a Receivable owned by the Issuer to fail to satisfy clause (e) of the definition of “Eligible Receivable”; and

(xviii)     Other Information. Such other information, documents, records or reports respecting the Trust Estate or the condition or operations, financial or otherwise of the Issuer, the Transferor or the Servicer as the Agent may from time to time reasonably request in order to protect the Investors’ interests under or as contemplated by this Agreement; provided (A) that the Issuer, the Transferor or the Servicer, as applicable, shall provide such requested information, documents, records or reports within (30) days of receipt of such request from the Agent and (y) that the Issuer, the Transferor or the Servicer, as applicable, has possession or access to such information, documents, records or reports without incurring any significant costs, time or expenses.

(c)     Copies of Notices. The Transferor, the Issuer and the Servicer, as applicable, shall promptly furnish to the Agent a copy of each certificate, report, statement, notice or other communication furnished by or on behalf of itself under the Transaction Documents to the holders of the Offered Notes, to the Indenture Trustee concurrently therewith and furnish to the Agent promptly after receipt thereof a copy of each notice, demand or other communication received by or on behalf of it pursuant to this Agreement, the Transfer and Servicing Agreement, the Indenture, the Indenture Supplement or the Receivables Purchase Agreement. Each such communication provided hereunder shall be furnished to the Agent in writing.

SECTION 4.4     Tax Treatment.

Each Investor hereby agrees to treat the Offered Notes for purposes of federal and state income or franchise taxes and any other tax imposed on or measured by income as indebtedness unless otherwise required by the Internal Revenue Service.

SECTION 4.5     Board of Directors of Transferor.

(a) For so long as the Offered Notes remain Outstanding, the Transferor shall cause its Board of Directors (the “Board”) to be comprised of five members including one member designated by the Agent or an Affiliate of the Agent (the “Agent Designee”). None of the Transferor, the Board or any committee of the Board shall undertake or approve any of the following actions without the unanimous consent of all Board members:

(i)     dissolution, liquidation or termination of the Transferor or the Issuer;

(ii)     institution of a case or other proceeding under any Debtor Relief Law involving the Transferor or the Issuer;

(iii)     material amendment of any Transaction Document to which the Transferor or the Issuer is a party; or

(iv)     change in the business of the Transferor or the Issuer.

(b) For so long as the Offered Notes remain Outstanding, (i) the Agent Designee may be removed or replaced, with or without cause, only with the written consent of the Agent and (ii) if the Agent requests the removal and/or replacement of the Agent Designee, the Transferor shall take all actions necessary to effect such request.

(c) The assumption by the Agent Designee of his or her duties under the Articles of Incorporation of the Transferor will be without prejudice to the rights of the Agent Designee, TowerBrook Capital Partners L.P. (“TCP”) or the rights of their respective affiliates to pursue or participate in other interests and activities including, without limitation, investments in and devotion of time to other businesses which compete with the Transferor, and to receive and enjoy profits or compensation therefrom.

(d)   The Agent Designee, TCP and their respective affiliates (the “Institutional Parties”) may engage in any capacity (as owner, employee, manager, consultant or otherwise) in any activity, whether or not such activity competes with or is benefited by the business of the Transferor, without being liable to the Transferor or the other members of the Board for any income or profit derived from such activity, and none of the Institutional Parties shall be obligated to make available to the Transferor or any other member of the Board any business opportunity of which an Institutional Party is or becomes aware.

(e) To the fullest extent permitted by applicable law, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to the Institutional Parties.  The Transferor renounces any interest or expectancy of the Transferor in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any Institutional Party.  No Institutional Party shall have any duty to communicate knowledge of or offer any potential transaction, agreement, arrangement or other matter that may be an opportunity for the Transferor to the Transferor, and no Institutional Party shall be liable to the Transferor or to the members for breach of any fiduciary or other duty by reason of the fact that such person pursues or acquires for, or directs such opportunity to, another person or does not communicate such opportunity or information to the Transferor. No amendment or repeal of this paragraph (e) shall apply to or have any effect on the liability or alleged liability of any Institutional Party for or with respect to any opportunities of which such Institutional Party becomes aware prior to such amendment or repeal.

ARTICLE V

INDEMNIFICATION; EXPENSES; RELATED MATTERS

SECTION 5.1     Indemnities by the Transferor. Without limiting any other rights which the Indemnified Parties may have hereunder or under applicable Law and notwithstanding any provision to the contrary herein or in any other Transaction Document, including Section 5.03 of the Transfer and Servicing Agreement, the Transferor hereby agrees to indemnify, defend and hold harmless (on an after tax basis) the Agent, each Investor and their respective successors and permitted assigns and their respective officers, directors, employees, partners, representatives, members, managers, advisors, shareholders, attorneys, Affiliates and agents (collectively, “Indemnified Parties”) from and against any and all damages, losses, claims, liabilities, deficiencies, obligations, fines, penalties, actions (whether threatened or existing), judgments, suits (whether threatened or existing), costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or relating to this Agreement, the other Transaction Documents, the Receivable Sales Agreement, the Program Management Agreement, the ownership or maintenance, either directly or indirectly, by such Investor of the Offered Notes or any of the other transactions contemplated hereby or thereby or in respect of the Trust Estate, except, (i) Indemnified Amounts to the extent determined in a final and non-appealable judgment by a court of competent jurisdiction to have directly resulted from such Indemnified Party’s gross negligence, fraud or willful misconduct, (ii) to the extent that any Indemnified Amount relates to Excluded Taxes or amounts payable by the Issuer under Sections 5.2 or 5.3, (iii) for recourse for the payment of principal of or interest on, or other amounts due in respect of, the Offered Notes as a result of nonpayment by Obligors on the Accounts or the related Receivables (collectively, the “Excluded Liabilities”). Without limiting the generality of the foregoing, the Transferor shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from:

(a)     any representation or warranty made by the Transferor or the Issuer or any officers of the Transferor or the Issuer under or in connection with this Agreement, any of the other Transaction Documents, or any other information or report delivered by the Transferor or the Issuer pursuant hereto, or pursuant to any of the other Transaction Documents having been incomplete, false or incorrect when made or deemed made;

(b)     the failure by the Transferor or the Issuer to comply with any applicable Law with respect to any Receivable or the related Credit Card Agreement, or the nonconformity of any Receivable or the related Credit Card Agreement with any such applicable Law;

(c)     any dispute, claim, offset or defense (other than bankruptcy) of the Obligor to the payment of any Receivable (including a defense based on such Receivable or the related Credit Card Agreement not being the legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms);

(d)     the failure by the Transferor or the Issuer to comply with any term, provision or covenant contained in this Agreement or any of the other Transaction Documents to which it is a party or to perform any of its respective duties or obligations under the Receivables or related Contracts; or

(e)     any action taken by the Transferor or the Issuer in the enforcement or collection of any Receivable.

Promptly after receipt by an Indemnified Party of notice of the commencement of any action, such Indemnified Party will, if a claim in respect thereof is to be made under this Section 5.1, notify the Transferor, provided, however, the omission to so notify the Transferor will not relieve the Transferor from any liability which it may have to any such Indemnified Party under this Section 5.1, except to the extent the Transferor was actually prejudiced by the failure to give such notices promptly.

Thereafter, the Indemnified Party and the Transferor shall consult, to the extent appropriate, with a view to minimizing the cost to the Transferor of its obligations hereunder; provided, however, that nothing contained herein shall obligate any Indemnified Party to take any action that imposes on such Person any additional costs or legal or regulatory burdens which in such Person’s reasonable opinion, would have an adverse effect on its business, operations or financial condition. In case any Indemnified Party receives written notice of any damage, loss or expense in respect of which indemnity may be sought hereunder by it and it notifies the Transferor thereof, the Transferor will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the Indemnified Party promptly after receiving the aforesaid notice from such Indemnified Party, to assume the defense thereof, with counsel reasonably satisfactory at all times to such Indemnified Party; provided, however, that if the parties against which any damage, loss or expense arises include both the Indemnified Party and the Transferor, and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Transferor, the Indemnified Party shall have the right to select one separate counsel for such Indemnified Party to assume such legal defenses and otherwise to participate in the defense of such damage, loss or expenses on behalf of such Indemnified Party. Upon receipt of notice from the Transferor to such Indemnified Party of its election to assume the defense of such action and approval by the Indemnified Party of such counsel, the Transferor shall not be liable to such Indemnified Party under this Section 5.1 for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof unless (i) the Indemnified Party shall have employed such counsel in connection with assumption of legal defenses in accordance with the proviso to the next preceding sentence, (ii) the Transferor shall not have employed and continued to employ counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of commencement of the action or (iii) the Transferor shall have authorized the employment of counsel for the Indemnified Party at the expense of the Transferor.

SECTION 5.2     Taxes. (a) All payments and distributions made hereunder by the Issuer, Transferor or the Servicer (each, a “payor”) to each Investor (a “recipient”) shall be made, to the extent permitted by applicable law, free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and any other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority on any recipient (or any assignee of such parties), but excluding Excluded Taxes (such non-excluded items being called “Taxes”). In the event that any withholding or deduction from any payment made by the payor hereunder is required in respect of any Taxes, then the payor (or if such payor is the Servicer, the Issuer):

(i)     shall pay directly to the relevant authority the full amount required to be so withheld or deducted;

(ii)     shall promptly forward to such Investor an official receipt or other documentation satisfactory to such Investor evidencing such payment to such authority; and

(iii)     shall pay to the recipient such additional amount or amounts as is necessary to ensure that the net amount actually received by the recipient will equal the full amount such recipient would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against any recipient with respect to any payment received by such payment recipient hereunder, the recipient may pay such Taxes and the payor (or if such payor is the Servicer, the Issuer) will promptly pay such additional amounts (including any penalties, interest or expenses), as shall be necessary in order that the net amount received by the payment recipient after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such payment recipient would have received had such Taxes not been asserted.

If the payor fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the recipient the required receipts or other required documentary evidence, the payor (or if such payor is the Servicer, the Issuer) shall indemnify the recipient for any incremental Taxes, interest, or penalties that may become payable by any recipient as a result of any such failure.

(b)     Each Investor shall, prior to becoming a party to any Transaction Document, deliver to each payor two duly completed copies of an Internal Revenue Service Form W-9 or applicable successor form.

(i)     Each Investor shall deliver to each payor two (2) further copies of any such form or certification previously delivered on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the payor;

(ii)     Each Investor shall obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the payor; unless, in any such case, an event (including, without limitation, any change in treaty, law or regulation) has occurred after the Closing Date and prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Investor from duly completing and delivering any such form with respect to it, and such Investor so advises the payor. In such event, the Investor shall make reasonable efforts to cooperate with the payor in availing itself of any other then reasonably available exemption for Taxes. Each such Investor shall certify that it is entitled to an exemption from United States backup withholding tax;

(iii)     If a payment made to a recipient would be subject to United States federal withholding tax imposed by FATCA if such recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such recipient shall deliver to the Transferor at the time or times prescribed by law and at such time or times reasonably requested by the payor such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the payor as may be necessary for the payor to comply with its obligations under FATCA and to determine that such recipient has complied with such recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(c)     If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.2 (including by the payment of additional amounts pursuant to this Section 5.2), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant government or taxing authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection 5.2(c) (plus any penalties, interest or other charges imposed by the relevant government or taxing authority) in the event that such indemnified party is required to repay such refund to such government or taxing authority. Notwithstanding anything to the contrary in this subsection 5.2(c), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection 5.2(c) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(d)     Each Investor agrees that it will use reasonable efforts to reduce or eliminate any claim for compensation pursuant to this Section 5.2, including but not limited to designating a different office in which any funding hereunder is made, accounted for or booked if such designation will avoid the need for, or reduce the amount of, any additional amount or amounts otherwise owing pursuant to this Section 5.2 and will not, in the good faith opinion of such Investor, be unlawful or otherwise materially disadvantageous to such Investor.

SECTION 5.3     Indemnities by the Servicer. (a) Notwithstanding any provision to the contrary herein or in any other Transaction Document, including Section 6.03 of the Transfer and Servicing Agreement, the Servicer shall indemnify, defend and hold harmless (on an after tax basis) each Indemnified Party from and against any Indemnified Amount suffered or sustained by reason of willful misfeasance, bad faith, or negligence in the performance of the duties of the Servicer, by reason of reckless disregard or breach of covenants, obligations and duties of the Servicer hereunder or under any other Transaction Document to which the Servicer is a party or by reason of the failure of any representation or warranty made or deemed made by the Servicer (or any of its officers) under or in connection with this Agreement or any other Transaction Document to which the Servicer is a party have been true and correct in all material respects as of the date made or deemed made; provided, however, that the Servicer shall not indemnify any such Indemnified Party for any such Indemnified Amount suffered or sustained by reason of any action taken or omitted at the written request of any such Indemnified Party; and provided, further, that the Servicer shall not indemnify any such Indemnified Party for any such Indemnified Amount to the extent determined in a final and non-appealable judgment by a court of competent jurisdiction to have directly resulted from such Indemnified Party’s gross negligence, fraud or willful misconduct, with respect to the uncollectibility of the Receivables on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor or with respect to any Excluded Taxes required to be paid by any such Indemnified Party in connection herewith to any taxing authority. The Servicer shall not be liable for acts or omissions of any Successor Servicer. The provisions of this indemnity shall run directly to and be enforceable by an injured party subject to the limitations hereof.

(a)     Each Indemnified Party shall use its good faith efforts to mitigate, reduce or eliminate any losses, expenses or claims for indemnification pursuant to this Section 5.3; provided, however, that nothing contained herein shall obligate any Indemnified Party to take any action that imposes on such Person any additional costs or legal or regulatory burdens which in such Person’s reasonable opinion, would have an adverse effect on its business, operations or financial condition.

(b)     Promptly after the receipt by an Indemnified Party of written notice of any damage, loss or expense in respect of which indemnity may be sought under this Section 5.3 by it, such Indemnified Party will, if a claim is to be made against the Servicer, notify the Servicer thereof in writing; but the omission so to notify the Servicer will not relieve the Servicer from any liability which it may have to any Indemnified Party except as may be required or provided otherwise than under this Section 5.3. Thereafter, the Indemnified Party and the Servicer shall consult, to the extent appropriate, with a view to minimizing the cost to the Servicer of its obligations hereunder; provided, however, that nothing contained herein shall obligate any Indemnified Party to take any action that imposes on such Person any additional costs or legal or regulatory burdens which in such Person’s reasonable opinion, would have an adverse effect on its business, operations or financial condition. In case any Indemnified Party receives written notice of any damage, loss or expense in respect of which indemnity may be sought hereunder by it and it notifies the Servicer thereof, the Servicer will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the Indemnified Party promptly after receiving the aforesaid notice from such Indemnified Party, to assume the defense thereof, with counsel reasonably satisfactory at all times to such Indemnified Party; provided, however, that if the parties against which any damage, loss or expense arises include both the Indemnified Party and the Servicer, and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Servicer, the Indemnified Party shall have the right to select one separate counsel for such Indemnified Party to assume such legal defenses and otherwise to participate in the defense of such damage, loss or expenses on behalf of such Indemnified Party. Upon receipt of notice from the Servicer to such Indemnified Party of its election to assume the defense of such action and approval by the Indemnified Party of such counsel, the Servicer shall not be liable to such Indemnified Party under this Section 5.3 for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof unless (i) the Indemnified Party shall have employed such counsel in connection with assumption of legal defenses in accordance with the proviso to the next preceding sentence, (ii) the Servicer shall not have employed and continued to employ counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of commencement of the action or (iii) the Servicer shall have authorized the employment of counsel for the Indemnified Party at the expense of the Servicer.

(c)     Notwithstanding any other provisions contained in this Section 5.3, (i) the Servicer shall not be liable for any settlement, compromise or consent to the entry of any order adjudicating or otherwise disposing of any damage, loss or expense effected without its consent and (ii) after the Servicer has assumed the defense of any damage, loss or expense under this Section 5.3 with respect to any Indemnified Party, it will not settle, compromise or consent to entry of any order adjudicating or otherwise disposing thereof (1) if such settlement, compromise or order involved the payment of money damages, unless the Servicer agrees with such Indemnified Party to pay such money damages and, if not simultaneously paid, to furnish such Indemnified Party with satisfactory evidence of its ability to pay such money damages, (2) if such settlement, compromise or order involved any relief against such Indemnified Party, other than the payment of money damages, without the prior written consent of such Indemnified Party and (3) if such settlement, compromise or order does not provide a full release of the Indemnified Party, without the prior written consent of such Indemnified Party.

ARTICLE VI

MISCELLANEOUS

SECTION 6.1     Term of Agreement; Survival. This Agreement shall terminate on the date on which the Offered Notes and any other amounts owed to the Agent, any Investor or any Indemnified Party under the Transaction Documents have been paid in full (other than unasserted indemnity claims) (the “Termination Date”); provided, however, that (i) the rights and remedies of the parties hereto with respect to any representations or warranties made or deemed to be made by such party in this Agreement, and (ii) the provisions of Article V and Sections 6.9, 6.10 and 6.11 of this Agreement shall survive the termination of this Agreement and the payment in full of the Note Principal Balance. Furthermore, all representations, warranties, covenants, guaranties and indemnifications contained in this Agreement and the Transaction Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the sale and transfer of the Offered Notes.

SECTION 6.2     Waivers; Amendments. (a) No failure or delay on the part of any party hereto in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law.

(a)     This Agreement may be amended from time to time only with the written consent of the Transferor, the Servicer, the Issuer, the Agent and Investors in Offered Notes representing more than 66 2/3% of the Class A Note Principal Balance.

(b)     Notwithstanding anything to the contrary contained herein or in any other Transaction Document, any provision of this Agreement that requires consent of the Investors or of each Investor shall be satisfied by the consent of Investors in Offered Notes representing more than 66 2/3% of the Class A Note Principal Balance.

SECTION 6.3     Notices; Payments. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile) and mailed, facsimiled, emailed or delivered, as to each party hereto, at its address specified below or at such other address as shall be designated by such party in a written notice to the other party hereto. All such notices and communications shall, when mailed, be effective three (3) days after deposit in the mails, when facsimiled or emailed, be effective when confirmed by telephone or email, and when hand delivered, upon delivery.

If to the Agent:

TSO-Fortiva Notes Holdco LP

c/o TowerBrook Capital Partners L.P.

Park Avenue Tower

65 East 55th Street, 19th Floor

New York, NY 10022

Attention: Glenn Miller and Walter Weil

If to the Investors:

TSO-Fortiva Notes Holdco LP

c/o TowerBrook Capital Partners L.P.

Park Avenue Tower

65 East 55th Street, 19th Floor

New York, NY 10022

Attention: Glenn Miller and Walter Weil

If to the Transferor:

Perimeter Funding Corporation
101 Convention Center Drive

Suite 850, Room 20-A

Las Vegas, Nevada 89109

Attn: Joshua Miller

With a copy to (which copy shall not constitute notice)

Colleen Dolan

Fennemore Craig, P.C.

300 East Second Street, 15th Floor

Reno, Nevada 89501

If to the Servicer:

Access Financing, LLC
Five Concourse Parkway, Suite 300
Atlanta, Georgia 30346
Attention: General Counsel

With a copy to (which copy shall not constitute notice)

Law Office of Reagan Beck

P.O. Box 202

Wayland, Massachusetts 01778

If to the Issuer:

Perimeter Master Note Business Trust
c/o Wilmington Trust, National Association
3993 Howard Hughes Parkway

Suite 250

Las Vegas, Nevada 89169
Attention:     Corporate Trust Administration

With a copy to (which copy shall not constitute notice)

Colleen Dolan

Fennemore Craig, P.C.

300 East Second Street, 15th Floor

Reno, Nevada 89501

SECTION 6.4     Governing Law; Submission to Jurisdiction; Appointment of Service Agent(a)     THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO THE CONFLICTS OF LAW PRINCIPLES THEREOF OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW). EACH OF THE PARTIES HERETO HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING IN THIS SECTION 6.4 SHALL AFFECT THE RIGHT OF ANY PARTY TO BRING ANY ACTION OR PROCEEDING AGAINST ANY OF THE PARTIES HERETO OR ANY OF THEIR RESPECTIVE PROPERTY IN THE COURTS OF OTHER JURISDICTIONS.

(b)     EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG ANY OF THEM ARISING OUT OF, CONNECTED WITH, RELATING TO OR INCIDENTAL TO THE RELATIONSHIP BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS.

(c)     Each of the parties hereto hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 6.3 of this Agreement; provided, that nothing in this Agreement shall affect the right of any such party to serve process in any other manner permitted by law.

(d)     In the event of a dispute or litigation under any Transaction Document, the prevailing party shall be entitled to receive all expenses incurred therewith, including reasonable attorneys’ fees and expenses.

(e)     Each of the parties hereto acknowledges and agrees that any breach or threatened breach of Section 4.2(jj) of this Agreement is likely to cause irreparable harm for which money damages may not be an appropriate or sufficient remedy. Each party hereto therefore agrees that the party alleging such breach or threat to commit such breach is entitled to seek injunctive or other equitable relief to remedy or prevent any breach or threatened breach of Section 4.2(jj) of this Agreement. Such remedy is not the exclusive remedy for any breach or threatened breach of Section 4.2(jj) of this Agreement, but is in addition to all other rights and remedies available at law or in equity and pursuant to this Agreement.

SECTION 6.5     Integration. This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire Agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

SECTION 6.6     Severability of Provisions. If any one or more of the provisions of this Agreement shall for any reason whatsoever be held invalid, then such provisions shall be deemed severable from the remaining provisions of this Agreement and shall in no way affect the validity or enforceability of such other provisions.

SECTION 6.7     Counterparts; Facsimile Delivery. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Electronic delivery of an executed signature page of this Agreement shall be effective as delivery of an executed counterpart hereof.

SECTION 6.8     Successors and Assigns; Binding Effect; Stapled Transfers of Offered Notes. This Agreement shall be binding upon each of and inure to the benefit of the Transferor, the Issuer, the Servicer, and the Investors and their respective successors and permitted assigns (including any subsequent holders of the Offered Notes). Notwithstanding anything to the contrary contained herein, except as provided in Section 5.02 or 6.02 of the Transfer and Servicing Agreement, this Agreement may not be assigned by the Transferor, the Issuer or the Servicer without the prior written consent of the Agent on behalf of the Investors. Each Investor with the consent of the Agent (such consent not to be unreasonably withheld) may Transfer its rights hereunder in whole or in part to any Permitted Transferee without the consent of the Transferor and to any other Person with the prior written consent of the Transferor, in each case in compliance with the Indenture Supplement; provided that if an Early Redemption Event or Event of Default has occurred and is continuing, each Investor may Transfer its rights hereunder in whole or in part to any Person without the consent of the Transferor. Notwithstanding the foregoing, no Offered Note may be transferred other than pursuant to a transfer of a pro rata portion of Class A-3 Notes, Class A-4 Notes, and Class A-5 Notes (a “Stapled Transfer”). Each of the Transferor and the Agent hereby consents to the transfer of a participation interest in the Class A-3 Notes, Class A-4 Notes and Class A-5 Notes to Alan Fishman pursuant to a master participation agreement in substantially the form attached hereto as Exhibit E.

SECTION 6.9     Confidentiality. Each of the parties hereto hereby agrees that it will not disclose the contents of this Agreement, any information disclosed pursuant to this Agreement including confidential information of or with respect to the Investors, the Agent, the Transferor, the Servicer or the Issuer to any other Person; except that each such party, its Affiliates and such party’s and it’s Affiliates’ respective officers, managers, members, partners, advisors, consultants and employees may disclose this Agreement and such information (i) to its external accountants and attorneys, financing sources, potential financing sources, investors, potential investors, and the agents of such Persons (“Excepted Persons”), and as required by an applicable law or order of any judicial or administrative proceeding or regulatory examination, (ii) to any Permitted Transferee or potential Permitted Transferee; provided that to the extent that such Permitted Transferee or potential Permitted Transferee actually receives the confidential information described below, it will enter into a confidentiality agreement for the benefit of the Transferor and its Affiliates in a mutually agreeable form and (iii) in any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving this Agreement for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies or interests under or in connection with this Agreement; provided, however, that the disclosing party shall, as a condition to any such disclosure, direct and require any Excepted Person receiving such information to maintain the confidentiality of such information and the disclosing party shall be liable for any failure of such Excepted Person to maintain the confidentiality of such information. It is understood that the financial terms that may not be disclosed except in compliance with this Section 6.9 are: all fees and other pricing terms, and all provisions relating to Early Redemption Events. Each of the parties hereto acknowledges and agrees that any breach or threatened breach of this Section is likely to cause the disclosing party irreparable harm for which money damages may not be an appropriate or sufficient remedy. The party receiving confidential information therefore agrees that the disclosing party is entitled to seek injunctive or other equitable relief to remedy or prevent any breach or threatened breach of this Section. Such remedy is not the exclusive remedy for any breach or threatened breach of this Section, but is in addition to all other rights and remedies available at law or in equity and pursuant to this Agreement.

Notwithstanding anything herein to the contrary, each party (and each employee, representative or other agent of each party) hereto may disclose to any and all persons, without limitation of any kind, any information with respect to the United States federal income “tax treatment” and “tax structure” of the transactions contemplated hereby (including opinions or other tax analyses) that are provided to such parties (or their representatives) relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated hereby.

SECTION 6.10     No Bankruptcy Petition Against the Issuer or the Transferor. Each of the parties hereto, by entering into this Agreement, covenants and agrees that it will not at any time institute against, or join any other Person in instituting against, the Issuer or the Transferor any proceeding of a type referred to in the definition of Insolvency Event.

SECTION 6.11     No Recourse Against Issuer. Notwithstanding anything to the contrary contained herein, the obligations of the Issuer under this Agreement, the Indenture and the Indenture Supplement shall be payable at such time as funds are received by or are available to the Issuer in excess of funds necessary to pay in full all outstanding Notes and, to the extent funds are not available to pay such obligations, the claims relating thereto shall not constitute a claim against the Issuer but shall continue to accrue. Each party hereto agrees that the payment by the Issuer of any “claim” (as defined in Section 101 of Title 11 of the Bankruptcy Code) of any such party hereunder shall be subordinated to the payment in full of all Notes.

SECTION 6.12     Limitation of Liability. It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by Wilmington Trust, National Association, not individually or personally but solely as trustee of the Issuer, in the exercise of the powers and authority conferred and vested in it under the Trust Agreement, (b) each of the representations, undertakings and agreements herein made on the part of the Issuer is made and intended not as personal representations, undertakings and agreements by Wilmington Trust, National Association but is made and intended for the purpose of binding only the Issuer and (c) under no circumstances shall Wilmington Trust, National Association be personally liable for the payment of any indebtedness or expenses of the Issuer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this Agreement or the other Transaction Documents to which the Issuer is a party.

SECTION 6.13     Amounts Limited to Available Collections. Notwithstanding anything else in this Agreement to the contrary, the obligations of the Issuer and Transferor hereunder shall be payable hereunder solely to the extent funds are available therefor and, to the extent such funds are insufficient or unavailable to pay any amounts owing by the Issuer or the Transferor, as applicable, hereunder, it shall not constitute a claim against the Issuer or the Transferor, as applicable.

ARTICLE VII

THE AGENT

SECTION 7.1     Authorization and Action.

(a)     Each Investor hereby irrevocably designates and appoints TSO-Fortiva Notes Holdco LP, as Agent hereunder, and authorizes the Agent to take such actions as agent on its behalf, including execution of the other Transaction Documents, and to exercise such powers as are delegated to the Agent by the terms of this Agreement together with such actions and powers as are reasonably incidental thereto. The Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with the Investor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Agent shall be read into this Agreement or otherwise exist for the Agent, regardless of whether an Event of Default or Early Redemption Event has occurred and is continuing. In performing its functions and duties hereunder, the Agent shall act solely as agent for the Investors and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Issuer, the Transferor or the Servicer or any of their successors or assigns. The provisions of this Article are solely for the benefit of the Agent and the Investors, and none of the Issuer, the Transferor or the Servicer shall have any rights as a third party beneficiary of any such provisions. The Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law. Without limiting the generality of the foregoing, (i) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers; provided that, the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Transaction Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any applicable law, and (ii) except as expressly set forth in the Transaction Documents, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Issuer, the Transferor, the Servicer or any of their respective Affiliates that is communicated to or obtained by the Agent or any of its Affiliates in any capacity. The Agent shall be deemed not to have knowledge of any Event of Default or Early Redemption Event unless and until written notice thereof is given to Agent by the Issuer, the Transferor, the Servicer or an Investor, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with any Transaction Document, (B) the contents of any certificate, report or other document delivered hereunder or in connection with any Transaction Document, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Transaction Document, (D) the validity, enforceability, effectiveness or genuineness of any Transaction Document or any other agreement, instrument or document, (E) the creation, perfection or priority of Liens on the Trust Estate or the existence of the Trust Estate or (F) the satisfaction of any condition set forth in Article III or elsewhere in any Transaction Document, other than to confirm receipt of items expressly required to be delivered to the Agent. The Agent shall not be liable or responsible for any act or omission of the Account Bank.

(b)     Each Investor and each subsequent Investor hereby consents to the registration of the Class A Notes in the name of Agent as the “Class A Noteholder” (as defined in the Indenture Supplement) solely for the purposes of administration and convenience, and that as such Class A Noteholder, the Agent shall have no beneficial ownership interest in the Class A Notes. Without limiting the authorization of and delegation to the Agent set forth in the foregoing Section 7.1(a), it is hereby acknowledged and agreed that all payments in respect of the Class A Notes and in respect of fees and other amounts owing to the Investors under this Agreement shall, except as otherwise expressly provided herein, be remitted by the applicable payor to the Agent as the Class A Noteholder, and the Agent in such capacity shall distribute all such amounts, promptly following receipt thereof, to the applicable parties in interest according to their respective interests therein, determined by reference to the terms of the Indenture, the Indenture Supplement, this Agreement and the Agent’s books and records relating to the Class A Notes, the Indenture, the Indenture Supplement and this Agreement (it being agreed that the entries made in such books and records of the Agent shall be conclusive and binding for all purposes absent manifest error).

SECTION 7.2     Delegation of Duties.

The Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. The exculpatory provisions set forth in Section 7.3 shall apply to any such agents or attorneys-in-fact.

SECTION 7.3     Exculpatory Provisions.

Neither the Agent nor any of its Affiliates or any of its or their respective directors, members, managers, shareholders, partners, officers, agents, representatives or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement (except for its, their or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any Investor for any recitals, statements, representations or warranties made by the Transferor, the Issuer or the Servicer contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of the Transferor, the Issuer or the Servicer to perform its obligations hereunder, or for the satisfaction of any condition specified herein. The Agent shall not be under any obligation to any Investor to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Transferor, the Issuer or the Servicer. The Agent shall not be deemed to have knowledge of any Early Redemption Event unless the Agent has received notice from the Transferor, the Issuer or the Investor.

SECTION 7.4     Reliance.

The Agent (including in its capacity as “Class A Noteholder”) shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Servicer, the Transferor or the Issuer), independent accountants and other experts selected by the Agent. The Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other document furnished in connection herewith unless it shall first receive such advice or concurrence of the Investors as it deems appropriate or it shall first be indemnified to its satisfaction by the Investors, provided that unless and until the Agent shall have received such advice, the Agent may take or refrain from taking any action, as the Agent shall deem advisable and in the best interests of the Investors. The Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of an Investor, and such request and any action taken or failure to act pursuant thereto shall be binding upon each Investor.

SECTION 7.5     Non-Reliance on Agent and Other Investors .

The Investors expressly acknowledge that neither the Agent nor any of its Affiliates or any of its or their respective directors, members, managers, shareholders, partners, officers, agents, representatives or employees has made any representations or warranties to it and that no act by the Agent hereafter taken, including, without limitation, any review of the affairs of the Servicer, the Issuer, the Account Owner, the Seller or the Transferor, shall be deemed to constitute any representation or warranty by the Agent. Each Investor represents and warrants to the Agent that it has and will, independently and without reliance upon the Agent or any Investor and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other conditions and creditworthiness of the Transferor, the Seller, the Issuer, the Account Owner and the Servicer and made its own decision to enter into this Agreement.

The Investors are not partners or co-venturers, and no Investor shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent) authorized to act for, any other Investor. The Agent shall have the exclusive right on behalf of the Investors to enforce the payment of the principal of and interest on any Offered Note after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

SECTION 7.6     Reimbursement and Indemnification.

The Investors agree to reimburse and indemnify the Agent (including in its capacity as “Class A Noteholder”) and each of its of its Affiliates or any of its or their respective directors, members, managers, shareholders, partners, officers, agents, representatives or employees ratably according to their pro rata shares, to the extent not paid or reimbursed by the Transferor, the Servicer or the Issuer (a) for any amounts for which the Agent, acting in its capacity as Agent, is entitled to reimbursement by the Transferor, the Servicer or the Issuer hereunder and (b) for any other expenses incurred by the Agent, acting in its capacity as Agent, in connection with the administration and enforcement of this Agreement.

SECTION 7.7     Agent in its Individual Capacity.

The Agent and each of its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Servicer, the Seller, the Issuer or the Transferor as though the Agent was not the Agent hereunder. With respect to purchasing the Offered Notes or Note Principal Balance Increases pursuant to this Agreement, the Agent and each of its Affiliates shall have the same rights and powers under this Agreement as any Investor and may exercise the same as though it were not the Agent, and the terms “Investor” and “Investors” shall include the Agent, in its individual capacity.

SECTION 7.8     Successor Agent.

The Agent may, upon 5 days’ notice to the Transferor, the Issuer and the Investors resign as Agent. If the Agent shall resign, then Investors holding a majority of the outstanding principal balance of the Class A Notes during such 5-day period shall appoint a successor agent. If for any reason no successor Agent is appointed by the Investors and accepted such appointment during such 5-day period, then the retiring Agent may, on behalf of the Investors, appoint a successor Agent. Any successor agent shall be an Investor or an Affiliate of an Investor who shall agree to comply with Section 6.9 hereof; provided that any successor agent that is not an Investor shall comply with Section 9.04 of the Indenture Supplement as if it were a Class A Noteholder. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. Such successor Agent shall be designated as the “Class A Noteholder” as described in Section 7.1(b) hereof. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

[Signatures Follow]

IN WITNESS WHEREOF, the parties have caused this Purchase Agreement to be executed by their respective officers thereunto duly authorized, as of the date and year first above written.

PERIMETER FUNDING CORPORATION,

as Transferor

By: /s/ Joshua C. Miller

Name: Joshua C. Miller
Title: Assistant Secretary

ACCESS FINANCING, LLC, as Servicer

By: /s/ Brian Stone

Name: Brian Stone

Title: Chief Risk Officer

PERIMETER MASTER NOTE BUSINESS

TRUST, as Issuer

By: Wilmington Trust, National

Association, not in its individual capacity

but solely as Owner Trustee

By:/s/ Robert P. Hines Jr.
Name: Robert P. Hines Jr.
Title: Vice President

TSO-Fortiva Notes Holdco LP, as Agent

By: TowerBrook TSO GP (Alberta), L.P., its

General Partner

By: TowerBrook Investors, Ltd., its

General Partner

By: /s/ Glenn F. Miller
Name: Glenn F. Miller
Title: Attorney-in-Fact

S-1

TSO-Fortiva Notes Holdco LP, as Investor

By: TowerBrook TSO GP (Alberta), L.P., its

General Partner

By: TowerBrook Investors, Ltd., its General

Partner

By: /s/ Glenn F. Miller
Name: Glenn F. Miller
Title: Attorney-in-Fact

Class A-3 Commitment Percentage: 100%

Class A-4 Commitment Percentage: 100%

Class A-5 Commitment Percentage: 100%

2

SCHEDULE A

DEFINITIONS

“Class A-3 Note Rate” means [*****]% per annum.

“Class A-4 Note Rate” means [*****]% per annum.

“Class A-5 Note Rate” means [*****]% per annum.

“Target Proceeds Amount” means the following:

[*****].